Exhibit 10.1

CUSIP Number:

SECOND AMENDED AND RESTATED LOAN AGREEMENT

Dated as of March 9, 2007

among

MOHEGAN TRIBAL GAMING AUTHORITY,

as the Borrower,

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT,

as an additional party with respect to certain

representations, warranties and covenants

BANK OF AMERICA, N.A.,

as Administrative Agent and L/C Issuer,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

RBS SECURITIES CORPORATION

and

CALYON NEW YORK BRANCH

As Joint Lead Arrangers and Joint Book Managers

CITIZENS BANK OF CONNECTICUT and CALYON NEW YORK BRANCH

as Co-Syndication Agents

and

CITICORP NORTH AMERICA, INC. and WELLS FARGO BANK, N.A

as Co-Documentation Agents

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE TRIBE		67
5.01	Existence and Qualification; Power; Compliance With Laws	67
5.02	Authority; Compliance With Other Agreements and Instruments and Government Regulations	67
5.03	No Governmental Approvals Required	68
5.04	The Nature of the Borrower	68
5.05	No Management Contract	68
5.06	Title to and Location of Property	69
5.07	Real Property	69
5.08	Governmental Regulation	69
5.09	Binding Obligations	69
5.10	No Default	69
5.11	Disclosure	69
5.12	Gaming Laws	70
5.13	Security Interests	70
5.14	Arbitration	70
5.15	Recourse Obligations	70

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BORROWER		71
6.01	Existence, Qualification and Power	71
6.02	Authorization; No Contravention	71
6.03	Governmental Authorization; Other Consents	72
6.04	Binding Effect	72
6.05	Financial Statements; No Material Adverse Effect; No Internal Control Event	73
6.06	Litigation	74
6.07	No Default	74
6.08	Ownership of Property; Liens	74
6.09	Environmental Compliance	74
6.10	Insurance	75
6.11	Taxes	75
6.12	ERISA Compliance	75
6.13	Subsidiaries; Equity Interests	75
6.14	Margin Regulations; Investment Company Act	75
6.15	Disclosure	75
6.16	Compliance with Laws	76
6.17	Taxpayer Identification Number	76
6.18	Intangible Assets	76
6.19	The Nature of the Borrower	76
6.20	No Management Contract	76
6.21	Real Property Underlying Mohegan Sun	77
6.22	Projections	77
6.23	Employee Matters	77
6.24	Security Interests	77
6.25	Arbitration	78
6.26	Deposit Accounts	78
6.27	Tax Shelter Regulations	78
6.28	Construction Plans and Budget	78

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ARTICLE VII AFFIRMATIVE COVENANTS OF THE TRIBE		79
7.01	Continual Operation of Mohegan Sun	79
7.02	Remittance of Available Cash Flow	79
7.03	Sovereign Immunity; Jurisdiction and Venue	79
7.04	The Lease and the Landlord Consent	79
7.05	Preservation of Existence; Operation	79
7.06	Ownership of Mohegan Sun and Pocono Downs; Management	79
7.07	Prohibited Transactions	80
7.08	Amendments to Certain Documents	80
7.09	Impairment of Contracts; Imposition of Governmental Charges	80
7.10	Segregation of Authority Property	81
7.11	Trust Property	81
7.12	Liens on Authority Property	81
7.13	Bankruptcy Matters; Etc.	81
7.14	Impairment of Contracts	81

ARTICLE VIII AFFIRMATIVE COVENANTS OF THE BORROWER		82
8.01	Financial Statements	82
8.02	Certificates; Other Information	83
8.03	Notices	85
8.04	Payment of Obligations	86
8.05	Preservation of Existence, Etc.	86
8.06	Maintenance of Properties	86
8.07	Maintenance of Insurance	87
8.08	Compliance with Laws	88
8.09	Books and Records	88
8.10	Inspection Rights	88
8.11	Use of Proceeds	88
8.12	Hazardous Materials Laws	89
8.13	Deposit and Brokerage Accounts	89
8.14	Continual Operation of Mohegan Sun	89
8.15	Future Subsidiaries and Collateral	89
8.16	Leasehold Mortgage	90
8.17	Construction Covenants; Plans, Budget and Timetable	90

ARTICLE IX NEGATIVE COVENANTS		92
9.01	Liens; Negative Pledges	92
9.02	Investments	92
9.03	Indebtedness	94
9.04	Fundamental Changes	95
9.05	Dispositions of Property Associated with Mohegan Sun	96
9.06	Distributions	96
9.07	Change in Nature of Business	97
9.08	Transactions with Affiliates	97
9.09	Prepay Other Obligations	97
9.10	Burdensome Agreements	98
9.11	Use of Proceeds	98

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9.12	Authority Expenditures	98
9.13	Financial Covenants	98
9.14	Hostile Tender Offers	100
9.15	Deposit Accounts	100
9.16	WNBA Subsidiary Operations and Indebtedness	100
9.17	Capital Expenditures	100
9.18	Construction Covenants; Plans, Budget and Timetable	101
9.19	Tax Exempt Loans	101

ARTICLE X EVENTS OF DEFAULT AND REMEDIES		105
10.01	Events of Default	105
10.02	Remedies Upon Event of Default	108
10.03	Application of Funds	108

ARTICLE XI ADMINISTRATIVE AGENT		110
11.01	Appointment and Authority	110
11.02	Rights as a Lender	110
11.03	Exculpatory Provisions	110
11.04	Reliance by Administrative Agent	111
11.05	Delegation of Duties	111
11.06	Resignation of Administrative Agent	111
11.07	Non-Reliance on Administrative Agent and Other Lenders	112
11.08	No Other Duties, Etc.	113
11.09	Administrative Agent May File Proofs of Claim	113
11.10	SNDA’s	113
11.11	Collateral and Guaranty Matters	113

ARTICLE XII MISCELLANEOUS		115
12.01	Amendments, Etc.	115
12.02	Notices; Effectiveness; Electronic Communication	116
12.03	No Waiver; Cumulative Remedies	118
12.04	Expenses; Indemnity; Damage Waiver	118
12.05	Payments Set Aside	120
12.06	Successors and Assigns	120
12.07	Treatment of Certain Information; Confidentiality	125
12.08	Right of Setoff	126
12.09	Interest Rate Limitation	127
12.10	Counterparts; Integration; Effectiveness	127
12.11	Survival of Representations and Warranties	127
12.12	Severability	127
12.13	Replacement of Lenders	128
12.14	Governing Law	128
12.15	Arbitration Reference	129
12.16	PURPORTED ORAL AMENDMENTS	129
12.17	WAIVER OF RIGHT TO TRIAL BY JURY	130
12.18	WAIVER OF SOVEREIGN IMMUNITY; CONSENT TO JURISDICTION	130

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12.19	Lender Covenant	131
12.20	PREJUDGMENT REMEDY WAIVER	131
12.21	No Advisory or Fiduciary Responsibility	132
12.22	USA PATRIOT Act Notice	133
12.23	Time of the Essence	133
12.24	Designation as Senior Debt	133
12.25	ENTIRE AGREEMENT	133
12.26	Release of Liens	133

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SECOND AMENDED AND RESTATED LOAN AGREEMENT

This SECOND AMENDED AND RESTATED LOAN AGREEMENT is entered into as of March 9, 2007, among THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT, a federally recognized Indian Tribe and Native American sovereign nation (the “Tribe”), the MOHEGAN TRIBAL GAMING AUTHORITY, a governmental instrumentality of the Tribe (the “Borrower”), each lender from time to time party hereto (the “Lenders” ), CITIZENS BANK OF CONNECTICUT and CALYON NEW YORK BRANCH, as Co-Syndication Agents, CITICORP NORTH AMERICA, INC. and WELLS FARGO BANK, N.A., as Co-Documentation Agents, and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer. BANK OF AMERICA SECURITIES LLC, RBS SECURITIES CORPORATION and CALYON NEW YORK BRANCH, have served as Joint Lead Arrangers and Joint Book Managers for the credit facilities described herein. This Agreement amends and restates the Existing Loan Agreement referred to herein in its entirety, but without novation.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Swap Counterparties” means counterparties to Swap Agreements entered into by Borrower who are (a) Lenders, (b) Affiliates of Lenders or (c) on an unsecured basis, other Persons which have investment grade status (BBB- as rated by Standard & Poor’s or Baa3 as rated by Moody’s).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02 attached hereto, or such other address or account as the Administrative Agent may from time to time designate by notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct, or cause the direction of, management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Aggregate Credit Exposures” means, at any time, the sum of (i) the unused portion of the Aggregate Revolving Commitments then in effect, (ii) the Total Revolving Outstandings at such time and (iii) the aggregate Outstanding Amount of Term Loans and Tax Exempt Loans.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.

“Agreement” means this Second Amended and Restated Loan Agreement either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Amortization Amount” means as to each Amortization Date, $750,000, provided that if additional Term Loans are hereafter made pursuant to Section 2.14, then the Amortization Amount for each Amortization Date subsequent to the making of the applicable additional Term Loans shall be ratably increased in the same proportion that such additional Term Loans bear to $300,000,000.

“Amortization Date” means the last Business Day of the first full Fiscal Quarter of the Borrower ending following the Conversion Date and the last Business Day of each Fiscal Quarter of the Borrower thereafter while there is an Outstanding Amount of Term Loans.

“Annualized EBITDA” means, as of each date of determination, EBITDA for the period of four Fiscal Quarters ending on that date, provided that, as of the last day of such period, if Mohegan Sun Phase III, Pocono Downs Phase I or Pocono Downs Phase II has then been open for business to gaming patrons for at least one full Fiscal Quarter, then its results of operations shall be included on an annualized basis for each of the first three full Fiscal Quarters after its respective opening, by determining the amount, if any, by which its results of operations increase EBITDA over that of Mohegan Sun or Pocono Downs, as applicable (when compared to the same Fiscal Quarters immediately preceding such determination) and by annualizing the amount of such change on a straight line basis.

“Applicable Percentage” means with respect to any Lender at any time, (a) the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, or (b) where the context requires, the percentage (carried out to the ninth decimal place) of the aggregate outstanding principal amount of the Term Loans and Tax Exempt Loans held by such Lender at such time. If the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 10.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of the Aggregate Revolving Commitments of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender of the Aggregate Revolving Commitments is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate or Pricing Certificate received by the Administrative Agent pursuant to Sections 8.02(b) or (c):

Applicable Rate
Pricing Level	Total Leverage Ratio	Commitment Fee	Eurodollar Rate and Letters of Credit	Base Rate Margin
1	<4.00:1	0.20%	1.250%	0.000%
2	≥4.00:1 but <4.50:1	0.25%	1.375%	0.125%
3	≥4.50:1 but <5.00:1	0.25%	1.625%	0.375%
4	≥5.00:1 but <5.50:1	0.30%	1.875%	0.625%
5	≥5.50:1 but <6.00:1	0.30%	2.125%	0.875%
6	≥6.00:1	0.35%	2.375%	1.125%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day of the first calendar month immediately following the date a Compliance Certificate or Pricing Certificate is delivered pursuant to Section 8.02(b) or (c); provided, however, that if a Compliance Certificate or Pricing Certificate is not delivered when due in accordance with such Section, then Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate or Pricing Certificate was required to have been delivered until the Compliance Certificate or Pricing Certificate is delivered. The Applicable Rate in effect from the Closing Date through the delivery of the Compliance Certificate for the Fiscal Quarter ending March 31, 2007, shall be determined based upon Pricing Level 2.

“Appropriate Investment” means any “investment” of the type described in section 1.148-1(b) of the Tax Regulations.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended September 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Authority Property” means any and all now owned or hereafter acquired real, mixed and personal Property of the Borrower (whether or not otherwise designated as property of the Borrower) and its Restricted Subsidiaries which is reflected on the balance sheet described in Section 6.05 or any subsequent balance sheet hereafter delivered by the Borrower to the Administrative Agent or the Lenders in connection herewith. “Authority Property” in any event includes, without limitation, (a) Mohegan Sun and Pocono Downs, (b) all gaming revenues of the Borrower and all gaming and other revenues of its Restricted Subsidiaries, and (c) all tangible Property located within the area described on Schedule 5.07 (other than the Lahaniatis Property), provided that neither (i) the Property of the WNBA Subsidiary and the Borrower’s ownership interests in the WNBA Subsidiary, (ii) the Property of any Unrestricted Subsidiaries, nor (iii) the Pennsylvania Tax Revenues, shall be considered to be Authority Property. It is expressly understood and agreed that assets and operations of Unrestricted Subsidiaries or other Persons shall not be considered to be Authority Property merely by reason of their inclusion in consolidated or consolidating financial statements of the Borrower, but the Borrower shall provide the Administrative Agent and the Lenders with appropriate breakouts of such Unrestricted Subsidiaries’ financial position and results of operations in connection with financial statements delivered hereunder.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 10.02.

“Available Cash Flow” means, for any calendar month (a) EBITDA for that month, minus (b) the amount of Maintenance Capital Expenditures made during that month, minus (c) any principal repayments with respect to Indebtedness and Capital Leases constituting Recourse Obligations required to be made during that period in cash (other than any such principal payments required in respect of Public Indebtedness), minus (d) the amount of cash Interest Charges during that month, and minus (e) (without duplication) the aggregate amount, if any, of federal and state taxes on, or measured by, income of the Borrower and its Restricted Subsidiaries (whether or not payable during that period, and excluding any amount payable to the State of Connecticut under the Compact).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus one-half of one percent and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 8.02.

“Borrowing” means (a) a Revolving Borrowing or (b) the conversion of a portion of the Revolving Loans to a Term Loan on the Conversion Date, as contemplated by Section 2.02, or (c) the making of any additional Term Loan or a Tax Exempt Loan, as the context may require.

“Bureau of Indian Affairs” means the United States Department of the Interior, Bureau of Indian Affairs, and each successor agency.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditure” means any expenditure that is considered a capital expenditure under GAAP, including any amount that is required to be treated as an asset subject to a Capital Lease.

“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP (or should be so recorded in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or if such Statement is not then in effect, such other Statement of the Financial Accounting Standards Board as may be applicable.

“Capital Markets Amount” means $200,000,000 minus the principal amount of any Indebtedness incurred after the Closing Date by the Borrower and its Restricted Subsidiaries pursuant to Sections 9.03(b) and (d).

“Cash Collateralize” has the meaning specified in Section 2.04(g).

“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:

(a) Government Securities due within one year after the date of the making of the Investment;

(b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State given on the date of such investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Ratings Group or AA by Fitch, Inc., in each case due within one year after the date of the making of the Investment;

(c) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and reverse repurchase agreements covering Government Securities executed by, any Lender or any other bank, savings and loan or savings bank doing business in and incorporated under the Laws of the United States of America or any State thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, in each case due within one year after the date of the making of the Investment;

(d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and reverse repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, in each case due within one year after the date of the making of the Investment; and

(e) readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any State thereof given on the date of such Investment the highest credit rating by Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, in each case due within 270 days after the date of the making of the Investment.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority or (d) the existence or occurrence of circumstances affecting the Designated Market generally that are beyond the reasonable control of the Lenders.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 12.01.

“Co-Documentation Agents” means Citicorp North America, Inc. and Wells Fargo Bank, N.A.

“Code” means the Internal Revenue Code of 1986 as at any time amended.

“Collateral Assignments” means the Collateral Assignments executed and delivered by the Borrower and applicable Restricted Subsidiaries pursuant to which the architectural agreements with the architect of record, the construction contracts with the general contractor, and, if applicable, the construction management agreements with the construction manager, in each case related to Mohegan Sun Phase III and Pocono Downs Phase II, as the case may be, are assigned to the Administrative Agent, including the executed consents of the counterparties to such agreements, either as originally executed or as they may from time to time be supplemented, modified, amended, extended or supplanted.

“Collateral Documents” means, collectively, the Security Agreements, the Pledge Agreement, the Collateral Assignments, each Deposit Account Agreement, any Leasehold Mortgage, the Pocono Downs Mortgages and any other pledge agreement, hypothecation agreement, security agreement, assignment, deed of trust, mortgage or similar instrument executed by the Borrower or a Restricted Subsidiary in favor of the Administrative Agent or any Creditor to secure the Obligations.

“Commission” means the National Indian Gaming Commission.

“Compact” means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to IGRA, dated April 25, 1994, together with that certain Memorandum of Understanding dated May 17, 1994, as such may be amended.

“Completion Date” means, as to each Project (and as the context may require), the date upon which each of the following has occurred:

(a) a temporary certificate of occupancy or other evidence indicating that occupancy may lawfully commence has been obtained for all material portions of such Project;

(b) the Administrative Agent shall have received appropriate endorsements to its ALTA policies of title insurance relating to such Project, at the sole expense of the Borrower, insuring against any mechanics liens, materialmen’s liens and other similar claims, if applicable, and insuring that the completed Project does not encroach upon any adjacent property; and

(c) the Project and all substantial amenities contemplated by the relevant Construction Plans shall be legally open for business for customers.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Computation Date” has the meaning set forth in section 1.148-1(b) of the Tax Regulations.

“Constitution” means the Constitution of the Tribe adopted by the Tribe and ratified by the Tribe’s members by Tribal Referendum dated April 12, 1996, as amended August 10, 2002, as amended September 6, 2003, as amended May 2, 2004, as it may be amended from time to time.

“Construction Budget” means, (a) the construction budgets for Pocono Downs Phase II and Mohegan Sun Phase III delivered pursuant to Section 8.01(c), and (b) each update thereto thereafter delivered pursuant to Section 8.01(d).

“Construction Period” means the period beginning on the Closing Date and ending on June 30, 2010, or, if later, the projected final opening date of Mohegan Sun Phase III then set forth in the most recent Construction Timetable for Mohegan Sun Phase III (but in any event not later than December 31, 2010).

“Construction Plans” means, (a) the construction plans for Pocono Downs Phase II and Mohegan Sun Phase III delivered in accordance with Section 8.01(c), and (b) each update thereto thereafter pursuant to Section 8.01(d).

“Construction Timetables” means, (a) the construction timetables for Pocono Downs Phase II and Mohegan Sun Phase III delivered in accordance with Section 8.01(c), and (b) each update thereto thereafter pursuant to Section 8.01(d).

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers (CPI U) for the U.S. City Average for All Items, 1982-1984=100, as compiled and released by the Bureau of Labor Statistics.

“Contingent Obligation” means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) contractual assurance (not arising solely by operation of Law) given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person including without limitation any “keep-well”, “take-or-pay” or “through put” agreement or arrangement. As of each date of determination, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any outstanding Securities issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Date” means the date upon which the aggregate outstanding principal balance of the Revolving Loans (exclusive of L/C Obligations) first equals or exceeds $300,000,000.

“Cost to Complete” means, as of each date of determination, and in respect of each Project, the then unexpended portion of the currently effective Construction Budget for that Project.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Creditors” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, and to the extent of the obligations under any Secured Swap Contract each Affiliate of a Lender which at any time enters into a Secured Swap Contract.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) two percent per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of any Revolving Loan or participation in an L/C Obligation required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deposit Account Agreement” means a control agreement among Borrower or a Restricted Subsidiary, as applicable, the Administrative Agent and the depositary for each Operating Account, substantially in the form of Exhibit C or in another form reasonably acceptable to the Administrative Agent.

“Designated Market” means, for any Eurodollar Rate Loan, the London Eurodollar Market, provided that if the Administrative Agent determines that the London Eurodollar Market is unavailable or reasonably inconvenient, “Designated Market” means such other offshore market for deposits in dollars as the Administrative Agent may reasonably designate.

“Disposition” or “Dispose” means the sale, transfer or other disposition of Authority Property in any single transaction or series of related transactions of any individual asset, or group of related assets, that has or have at the date of the Disposition a book value or fair market value (which shall be deemed to be equal to the sales price for such asset or assets upon a sale to a Person that is not an Affiliate of the Tribe) of $10,000,000 or more, other than (i) the sale or other disposition of inventory in the ordinary course of business, (ii) the sale or other disposition of equipment or other personal property that is replaced by equipment or personal property, as the case may be, performing substantially the same function not later than ninety days after such sale or disposition, (iii) the sale or other disposition of obsolete equipment or superseded or worn-out assets, and (iv) any sale or other disposition to the Borrower or any of its Restricted Subsidiaries. The parties acknowledge that certain real estate, improvements, furniture, fixtures and equipment (the “Erie Assets”) located at 7700 Peach Street, Erie, Pennsylvania, and used in connection with an off-track wagering operation commonly known as “The Downs” operated at that location, are subject to a purchase right in favor of a third party. Notwithstanding anything contained herein to the contrary: (i) the existence of such a purchase right in respect of the Erie Assets will not be deemed to violate the Loan Documents, and (ii) the subsequent sale or other disposition thereof will not be considered a Disposition.

“Distribution” means (a) any transfer of cash or other Property from the Borrower or any of its Restricted Subsidiaries, or from any account of the Borrower or any of its Restricted Subsidiaries to the Tribe or any of its members or Outside Affiliates or to their respective accounts (but not the making of arm’s length payments for goods and services provided by the Tribe, its members or any of its Affiliates to the Borrower or any of its Restricted Subsidiaries in the manner contemplated by Section 9.08), (b) any retirement, redemption, prepayment of principal, purchase or other acquisition for value by the Borrower or any of its Restricted Subsidiaries of any Securities or other obligations of the Tribe or any of its Outside Affiliates (or of any other Person to the extent that such Securities or other obligations are guaranteed by the Tribe or any of its Outside Affiliates), (c) the declaration or payment by the Borrower or any of its Restricted Subsidiaries of any dividend or distribution to the Tribe or any of its members or any of its Outside Affiliates in cash or in Property (but not the making of arm’s length payments for goods and services provided by the Tribe, its members or any of its Affiliates to the Borrower or any of its Restricted Subsidiaries in the manner contemplated by Section 9.08), (d) any Investment (whether by means of loans, advances or otherwise) by the Borrower or any of its Restricted Subsidiaries in Securities or other obligations of the Tribe or any of its Outside Affiliates, or (e) any other payment, assignment or transfer, whether in cash or other Property, from the Borrower or any of its Restricted Subsidiaries to the Tribe or any of its members or Outside Affiliates, including the payment of any tax, fee, charge or assessment imposed by the Tribe on the Borrower, its Restricted Subsidiaries, their revenues or the Authority Property, provided that, (A) the making of payments by the Borrower or any of its Restricted Subsidiaries to the Tribe or any of its Affiliates or members in consideration of goods and services provided to the Borrower or any of its Restricted Subsidiaries by the Tribe or its Affiliates or members in the ordinary course of business, (B) the provision of services by the Borrower or any of its

Restricted Subsidiaries to the Tribe, its members or any of its Affiliates in the ordinary course of business in exchange for reasonable consideration to the Borrower or any of its Restricted Subsidiaries or (C) assessment by the Tribe against the Borrower or any of its Restricted Subsidiaries of the regulatory costs and expenses of the Tribe associated with the Borrower or any of its Restricted Subsidiaries, shall not be considered Distributions.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to (a) Net Income for that period, plus (b) Interest Charges to the extent deducted in determining such Net Income, plus (c) (without duplication) the aggregate amount, if any, of federal and state taxes on or measured by income of the Borrower and its Restricted Subsidiaries (whether or not payable during that period, and excluding any amount payable to the State of Connecticut under the Compact) to the extent deducted in determining such Net Income, plus (d) depreciation and amortization of the Borrower and its Restricted Subsidiaries to the extent deducted in determining such Net Income, plus (e) accretion expense with respect to the relinquishment liability, relinquishment liability re-assessments and all similar obligations of the Borrower and its Restricted Subsidiaries under the Relinquishment Agreement, in each case to the extent deducted in determining such Net Income, plus (f) to the extent deducted in determining Net Income, the premium and related costs of tender offers and consent solicitations described in Section 9.09 hereof (including all such costs associated with the redemption of the Senior Notes) and the associated write off of unamortized debt issuance costs, in each case determined in accordance with GAAP, plus (g) Pre-Opening Expenses for that period, minus (h) relinquishment fees earned under the Relinquishment Agreement during that period, minus (i) accretion income with respect to the gain recorded in the fiscal year ended September 30, 2006 realized during that period in connection with the amendment of the purchase agreement for the purchase of the Pocono Downs Subsidiaries with Penn National Gaming, Inc. and certain of its affiliates.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Base Rate
Eurodollar Rate =	1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m.,

London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means each Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 10.01.

“Existing Leasehold Mortgage” means, collectively, the Amended and Restated Open-End Leasehold Mortgage Deed, as amended, dated as of March 25, 2003, executed by the Borrower in favor of the Administrative Agent pursuant to the Existing Loan Agreement covering the leasehold interest of the Borrower under the Lease to the reservation real property described on Schedule 5.07, the related improvements and fixtures used in connection with Mohegan Sun.

“Existing Letters of Credit” means each of the letters of credit issued by Bank of America as issuing lender under the Existing Loan Agreement which remain outstanding as of the Closing Date. The Administrative Agent will advise the Lenders prior to the Closing Date of the amount of the Existing Letters of Credit.

“Existing Loan Agreement” means that certain Amended and Restated Loan Agreement dated as of March 25, 2003, among the Borrower, the Tribe, Bank of America, N.A., as agent, and a syndicate of lenders, as amended.

“Existing Senior Indenture” means the Indenture dated as of February 8, 2005 among the Borrower, the Tribe and Wachovia Bank, National Association, as Trustee, in respect of the Borrower’s $250,000,000 principal amount of 6 1/8% Senior Notes due 2013.

“Existing Senior Subordinated Indentures” means, collectively, (a) the Indenture dated as of July 26, 2001 between the Borrower and State Street Bank and Trust Company, as Trustee, in

respect of the Borrower’s $150,000,000 principal amount of 8 3/8% Senior Subordinated Notes due 2011, (b) the Indenture dated as of February 20, 2002 between the Borrower and State Street Bank and Trust Company, as Trustee, in respect of the Borrower’s $250,000,000 principal amount of 8% Senior Subordinated Notes due 2012, (c) the Indenture dated as of July 9, 2003 between the Borrower and U.S. Bank National Association, as Trustee, in respect of the Borrower’s $330,000,000 principal amount of 6 3/8% Senior Subordinated Notes due 2009, (d) the Indenture dated as of August 3, 2004 between the Borrower and U.S. Bank, National Association, as Trustee, in respect of the Borrower’s $225,000,000 principal amount of 7 1/8% Senior Subordinated Notes due 2014, and (e) the Indenture dated as of February 8, 2005 between the Borrower and U.S. Bank National Association, as Trustee, in respect of the Borrower’s $150,000,000 principal amount of 6 7/8% Senior Subordinated Notes due 2015.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means a fee letter of even date herewith between the Borrower and the Administrative Agent and L/C Issuer.

“Fiscal Quarter” means the Fiscal Quarter of the Borrower consisting of a three month fiscal period ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Borrower consisting of a twelve month fiscal period ending on each September 30.

“Fixed Charge Coverage Ratio” means, as of each date of determination, the ratio of:

(a) Annualized EBITDA determined as of that date minus (i) the aggregate amount of any taxes on or measured by consolidated income of the Borrower and its Restricted Subsidiaries for that period (whether or not payable during that period, and excluding any amount payable to the State of Connecticut under the Compact) to the extent not otherwise deducted in determining Net Income, (ii) Distributions made by the Borrower during the period to the extent that such Distributions are not expenditures which have been deducted in computing EBITDA for the four relevant Fiscal Quarters, and (iii) Maintenance Capital Expenditures made during that period; to

(b) the sum of (i) Interest Charges with respect to Recourse Obligations to the extent payable in cash during that period, plus (ii) any principal repayments with respect to Indebtedness and Capital Leases constituting Recourse Obligations required to be made during that period in cash (other than any such principal payments required in respect of Public Indebtedness).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

Gaming Authority Ordinance” means Chapter 2, Article II of the Mohegan Tribe Code, also known as Ordinance No. 95-2 of the Tribe, as enacted on July 15, 1995.

“Gaming Board” means, collectively, (a) The Mohegan Tribal Gaming Commission, (b) the Connecticut Division of Special Revenue, (c) the Commission, and (d) any other Governmental Authority that holds licensing or permit authority over gambling, gaming or casino activities conducted by the Tribe or the Borrower within its jurisdiction.

“Gaming Laws” means IGRA, the Gaming Ordinance, the Gaming Authority Ordinance and all other Laws pursuant to which any Gaming Board possesses licensing or permit authority over gambling, gaming, or casino activities conducted by the Tribe or the Borrower within its jurisdiction.

“Gaming Ordinance” means Chapter 2, Article III of the Mohegan Tribe Code, also known as Ordinance 94-1 of the Tribe, as enacted on July 28, 1994.

“Government Securities” means readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America.

“Governmental Authority” means the government of the United States, the Tribe or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 12.06(h).

“Gross Proceeds” with respect to any Tax Exempt Notes means any proceeds as defined in section 1.148-1(b) of the Tax Regulations, and any replacement proceeds as defined in section 1.148-1(c) of the Tax Regulations.

“Guaranties” means (a) the Amended and Restated Guaranty by the Pocono Downs Subsidiaries of the Obligations executed on the Closing Date, (b) the Second Amended and Restated Guaranty by the WNBA Subsidiary of the Obligations executed on the Closing Date, (c) the Amended and Restated Guaranty by Mohegan Ventures-Northwest, LLC of the Obligations executed on the Closing Date, (d) the Guaranty by Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, and Wisconsin Tribal Gaming, LLC of the Obligations executed on the Closing Date, and (e) each Guaranty made by each future Restricted Subsidiary of the Borrower of the Obligations, each either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Guarantors” means, collectively, the Pocono Downs Subsidiaries, the WNBA Subsidiary, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC and each other Restricted Subsidiary of the Borrower.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Materials Laws” means all federal, tribal, Connecticut state or local laws, ordinances, rules or regulations governing the disposal of Hazardous Materials, to the extent applicable.

“Honor Date” has the meaning specified in the Section 2.04(c)(i).

“IGRA” means the federal Indian Gaming Regulatory Act of 1988, as amended, codified at 25 U.S.C. § 2701, et seq.

“In-Balance Certificate” means a Certificate substantially in the form of Exhibit D.

“In-Balance Test” means, as of each relevant date, that:

(a) the sum of (i) the Borrower’s and its Restricted Subsidiaries’ consolidated cash and Cash Equivalents, (ii) the Unused Commitment, (iii) the Capital Markets Amount, and (iv) Projected Free Cash Flow, in each case computed as of that date; exceeds

(b) the sum of the Cost to Complete Mohegan Sun Phase III, the Pocono Downs Phase II and each other Material Project (to the extent any cost associated with such Material Project is budgeted to be expended during the Construction Period) determined as of that date.

“Included Taxes” has the meaning provided in Section 3.01(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but only to the extent of the lesser of (i) the outstanding principal amount of the obligation (or, with respect to any letter of credit, the amount available for drawing thereunder), and (ii) the fair market value of the assets so subject to the Lien;

(f) Capital Leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Contingent Obligations of such Person in respect of any of the foregoing;

provided, that the obligations of Borrower under the Relinquishment Agreement shall not be treated as Indebtedness except to the extent that the same are not paid when due.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnitees” has the meaning specified in Section 12.04(b).

“Indentures” means, collectively, the Existing Senior Indenture, the Existing Senior Subordinated Indentures, and any Indentures governing future Indebtedness of the Borrower permitted under Section 9.03.

“Information” has the meaning specified in Section 12.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Charges” means, with respect to any fiscal period, the sum of (a) all interest, fees, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that is treated as interest in accordance with GAAP, plus (b) the portion of rent payable with respect to that fiscal period under Capital Leases that should be treated as interest in accordance with GAAP; provided however, that the premium and related costs of tender offers and consent solicitations described in Section 9.09 hereof (including all such costs associated with the redemption of the Senior Notes) and the associated write off of unamortized debt issuance costs shall not be considered to be “Interest Charges.”

“Interest Differential” means, with respect to any prepayment of a Eurodollar Rate Loan on a day other than the last day of the applicable Interest Period and with respect to the failure to borrow a Eurodollar Rate Loan on the date or in the amount specified in a Request for Credit Extension, (a) the per annum interest rate payable pursuant to Section 2.08(a)(i) with respect to that Eurodollar Rate Loan as of the date of the prepayment or failure to borrow, minus (b) the Eurodollar Base Rate on or as near as practicable to the date of the prepayment or failure to borrow for a Eurodollar Rate Loan commencing on such date and ending on the last day of the applicable Interest Period; provided that if the Eurodollar Base Rate so prescribed is equal to or within 1/8% less than the Eurodollar Base Rate for the Eurodollar Rate Loan that was prepaid or not borrowed, then 1/8 of 1% shall be subtracted from the Eurodollar Base Rate so prescribed. The determination of the Interest Differential by the Administrative Agent shall be conclusive in the absence of manifest error.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the last Business Day of each March, June, September and December that occurs after the beginning of such Interest Period shall also be an Interest Payment Date; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, six or twelve (to the extent made available by each of the Lenders) months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” means Banc of America Securities LLC, RBS Securities Corporation and Calyon New York Branch, in their capacities as joint lead arrangers and joint book managers.

“Lahaniatis Property” means the property identified as such on Schedule 5.07.

“Landlord Consent” means the consent executed by the Tribe as a part of the Leasehold Mortgage, and concurrently therewith in favor of the Administrative Agent, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Laws” means, collectively, (a) all international, foreign, Federal, tribal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, in each case to the extent binding upon any relevant Person, (b) any interpretation or administration of the items described in clause (a) by any Governmental Authority which has the binding force of law, and (c) all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority which any relevant Person is obligated to conform to as a matter of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means the Lease dated September 29, 1995 between the Tribe and the Borrower, as amended by an amendment also dated September 29, 1995 and by an amendment of even date herewith, with respect to the Real Property underlying Mohegan Sun and the improvements thereon.

“Leasehold Mortgage” means, either (a) if the governmental approvals required for the effective delivery of the Leasehold Mortgage are obtained on or prior to the Closing Date, a Second Amended and Restated Open-End Leasehold Mortgage Deed executed by the Borrower on the Closing Date in the form of Exhibit E in favor of the Administrative Agent for the benefit of the Creditors to amend and restate the Existing Leasehold Mortgage covering the leasehold interest of the Borrower under the Lease to the reservation real property described on Schedule 5.07, the related improvements and fixtures used in connection with Mohegan Sun, and (b) if the governmental approvals required for the effective delivery of the Leasehold Mortgage are not obtained on or prior to the Closing Date, but the same are subsequently obtained as contemplated by Section 8.16, an Open-End Leasehold Mortgage Deed substantially in the form of Exhibit E (but with such changes as may be reasonably required to reflect that it does not amend and restate the Existing Leasehold Mortgage), in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.04(i).

“Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means, collectively, (a) an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, and (b) any Term Loans and Tax Exempt Loans made hereunder.

“Loan Documents” collectively, this Agreement, the Notes, each Letter of Credit, the Collateral Documents, the Landlord Consent, any Request for Loan, any Request for Letter of Credit, the Fee Letter, the Guaranties, and any other agreements of any type or nature heretofore or hereafter executed and delivered by the Borrower, the Tribe or any of its Affiliates to the Administrative Agent or to any Lender (including, in the case of any Secured Swap Contract, any Affiliate of any Lender) in any way relating to or in furtherance of this Agreement, including any Secured Swap Contract, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit F.

“Loan Parties” means the Borrower and each Guarantor.

“Maintenance Capital Expenditure” means a Capital Expenditure for the maintenance, repair, restoration or refurbishment of those portions of Mohegan Sun or Pocono Downs which are open for business on the Closing Date (or, as of the date of the Capital Expenditure, will have been open for business for a period in excess of one year), but excluding any Capital Expenditure which adds to Mohegan Sun or Pocono Downs.

“Management Board” means the Management Board of the Borrower, as established pursuant to the Gaming Authority Ordinance.

“Material Adverse Effect” means any set of circumstances or events which (a) may reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) may reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations or Properties or to the prospects of the Borrower and its Restricted Subsidiaries, taken as a whole, (c) materially impairs or may reasonably be expected to materially impair the ability of the Tribe or the Borrower and the other Loan Parties, taken as a whole, to perform their Obligations or (d) materially impairs or could reasonably be expected to materially impair the ability of the Lenders or the Administrative Agent to enforce the principal benefits intended to be created and conveyed by the Loan Documents, including, without limitation, the Liens created by the Collateral Documents.

“Material Documents” means, collectively, the Lease, the Relinquishment Agreement, the Constitution, the Compact, the Gaming Ordinance, the Gaming Authority Ordinance, the Town Agreement and the UCC Ordinance.

“Material Project” means each capital project other than Mohegan Sun Phase III or Pocono Downs Phase II for which the Borrower and its Restricted Subsidiaries hereafter become legally obligated to make Capital Expenditures which are in excess of $7,500,000 (as to each such Project) during the Construction Period (whether directly or by means of legal obligations to make Investments in other Persons), it being understood that the existence of one or more conditions to the contractual obligations of the Borrower or its Restricted Subsidiaries will not exclude any such capital project from this definition unless the condition is not reasonably expected to be fulfilled during the Construction Period. It is specifically understood and agreed that any project the costs of which are considered Maintenance Capital Expenditures shall be excluded from the definition of Material Project.

“Material Restricted Subsidiary” means, collectively (a) Downs Racing, L.P., a Pennsylvania limited partnership, and each other Restricted Subsidiary of Borrower which owns any interest in the principal fixed assets used in connection with the gaming, lodging and entertainment activities conducted at Mohegan Sun or Pocono Downs (but specifically excluding any Restricted Subsidiary which is a passive landowner of property which is not actively used in such activities), and (b) as of any date of determination, any Restricted Subsidiary whose consolidated assets and operations, as of the last day of the then most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 8.01(b), account for 5% or more of the consolidated total assets of the Borrower and its Restricted Subsidiaries as of that date or 5% or more of consolidated EBITDA of Borrower and its Restricted Subsidiaries for the twelve month period ending on that date.

“Maturity Date” means March 9, 2012; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Foreseeable Loss” means the maximum foreseeable casualty loss associated with the Mohegan Sun determined from time to time by AON Risk Services or another professional insurance consultant retained by the Borrower and reasonably acceptable to the Administrative Agent, provided that the amount thereof shall not be less than $500,000,000. As of the Closing Date, the Maximum Foreseeable Loss has been determined to be $1,072,084,349, but the Borrower shall have the right to engage AON Risk Services or another professional insurance consultant retained by the Borrower and reasonably acceptable to the Administrative Agent to reassess the Maximum Foreseeable Loss from time to time during the term of this Agreement.

“Mohegan Sun” means the casino property and related transportation, retail, dining and entertainment facilities and hotel described in the Gaming Ordinance and commonly known as “Mohegan Sun Resort Casino” owned by the Borrower and located in Uncasville, Connecticut (including any future expansions thereof), which facilities are located upon the real property described on Schedule 5.07.

“Mohegan Sun Phase III” means the proposed expansion project of the Mohegan Sun consisting of approximately 1,300,000 square feet of additional amenities for Mohegan Sun including:

(a) the “Sunrise Square” containing approximately 10,000 square feet of new space and 12,000 square feet of renovated space, with related food and beverage outlets and a specially dedicated Asian bus lobby;

(b) the “Casino of the Wind”, including approximately 42,000 square feet of additional gaming space and approximately 20,000 square feet of additional dining and retail amenities;

(c) an approximately 15,000 square foot entertainment venue (1,500 capacity), an approximately 9,600 square foot themed casual dining restaurant, and an approximately 3,000 square foot special events room and a retail shop;

(d) a hotel tower with approximately 1,000 rooms, an approximately 7,500 square foot nightclub and lounge and a swimming pool and spa;

(e) approximately 115,000 square feet of new retail and food and beverage amenities; and

(f) additional structured parking, valet parking and surface parking, totaling approximately 6000 spaces.

“Mohegan Tribe Code” means the Mohegan Tribe of Indians of Connecticut Code of Ordinances codified through Ordinance No. 2006-2, enacted September 8, 2006, as in effect from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means any covenant binding upon Authority Property that prohibits the creation of Liens on any Authority Property, except a covenant contained in an instrument creating a Lien or a Permitted Right of Others permitted under Section 9.01.

“Net Cash Proceeds” means: with respect to any Disposition by the Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds.

“Net Income” means, with respect to any fiscal period, the consolidated net income from continuing operations before extraordinary or non-recurring items of the Borrower and its Restricted Subsidiaries for that period, determined in accordance with GAAP.

“Note” means a Revolving Note, a Term Loan Note or a Tax Exempt Note.

“Obligations” means all advances to, and debts, liabilities and obligations of, the Tribe, the Borrower or any other Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees payable under any Loan Document that accrue after the commencement by or against the Tribe, the Borrower or any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Accounts” means the deposit accounts of the Borrower and the Restricted Subsidiaries (excluding the WNBA Subsidiary) described on Schedule 6.26, and each other deposit, savings, brokerage or similar account hereafter established by the Borrower and the Restricted Subsidiaries (excluding the WNBA Subsidiary), provided that Operating Accounts shall not include the accounts designated on Schedule 6.26 as “Operating Account Exclusions”

or any other deposit, savings, brokerage or similar account hereafter established by the Borrower or the Restricted Subsidiaries (excluding the WNBA Subsidiary) for the purpose of collecting or disbursing funds for the payment of payroll, medical insurance and workmen’s compensation claims, tip money belonging to employees, money belonging to patrons and other disbursements of a similar nature, or accounts for the short-term investment of such funds pending their disbursement.

“Organization Documents” means, (a) with respect to the Tribe, the Constitution, (b) with respect to the Borrower, the Gaming Authority Ordinance, (c) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (d) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (e) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outside Affiliates” means those Affiliates of the Tribe other than the Borrower and its Restricted Subsidiaries.

“Outstanding Amount” means (i) with respect to Revolving Loans, Term Loans and Tax Exempt Loans outstanding on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, Term Loans and Tax Exempt Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 12.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pennsylvania Tax Revenues” means the portion of the revenues of Downs Racing, L.P. which is required to be paid to the Commonwealth of Pennsylvania as a tax under Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Dispositions” means Dispositions made during the term of this Agreement of Authority Property which have, as of each date of determination, an aggregate book value not in excess of 5% of the aggregate value of the assets comprising Mohegan Sun as of each such date, determined with reference to the then most recent audited financial statements of the Borrower.

“Permitted Encumbrances” means:

(a) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for which adequate accounting reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;

(b) Liens for taxes and assessments on Property which are not yet past due, or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(c) minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

(d) easements, exceptions, reservations, or other agreements granted or entered into after the date hereof for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

(e) rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, the use of any real property;

(f) rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(g) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

(h) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(i) Liens consisting of pledges or deposits made in connection with obligations under workers’ compensation laws, unemployment insurance or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(j) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Borrower is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;

(k) Liens consisting of deposits of Property to secure statutory obligations of Borrower in the ordinary course of its business;

(l) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower is a party in the ordinary course of its business;

(m) Liens created by or resulting from any litigation or legal proceeding involving Borrower in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside with respect thereto, and such Liens are discharged or stayed within 60 days of creation and no Property is subject to a material risk of loss or forfeiture;

(n) encumbrances consisting of the rights of tenants under retail, restaurant or other commercial leases at Mohegan Sun, Pocono Downs or any other property owned by a Loan Party and associated rights of such tenants under SNDA’s; and

(o) the Lien of the mortgage referred to in the definition of Permitted Transaction.

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, and (c) the reversionary interest of a landlord under a lease of Property.

“Permitted Transaction” means the transaction pursuant to which the Tribe sells or leases the Lahaniatis Property to the Borrower, or the Tribe and the Borrower enter into an easement, occupancy or other arrangement concerning the Lahaniatis Property such that such property can be incorporated into Mohegan Sun Phase III in a manner satisfactory to the Borrower, provided that if such transaction takes the form of a sale, such sale may involve the payment of cash and the assumption of existing Indebtedness secured by an existing mortgage lien on such property, further provided that in the event such transaction takes the form of a sale, the aggregate amount of cash paid and existing Indebtedness assumed by the Borrower in connection therewith shall not exceed $8,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, tribe, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 8.02.

“Pledge Agreement” means a pledge agreement to be executed and delivered by the Borrower and each Restricted Subsidiary owning any Equity Interests in any other Restricted Subsidiary with respect to all Equity Interests held by each such Person in a Restricted Subsidiary (excluding the WNBA Subsidiary), either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Pocono Downs” means the harness racetrack and casino known as Mohegan Sun at Pocono Downs located in Plains Township, Pennsylvania, and related assets.

“Pocono Downs Mortgages” means the Amended and Restated Open-End Mortgage and Security Agreements executed by those of the Pocono Downs Subsidiaries owning real property interests underlying Pocono Downs with respect thereto.

“Pocono Downs Phase I” means the initial gaming facility at Pocono Downs which opened to the public for business on November 14, 2006.

“Pocono Downs Phase II” means the expansion project of Pocono Downs consisting of: a new approximately 280,000 square foot entertainment facility featuring additional slot machines, expected to bring the total number of slot machines at Pocono Downs to approximately 2,500, as well as restaurants, a 300 seat buffet, food court and other related amenities.

“Pocono Downs Subsidiaries” means, collectively, (a) Downs Racing, L.P., a Pennsylvania limited partnership, Backside, L.P., a Pennsylvania limited partnership, Mill Creek Land, L.P., a Pennsylvania limited partnership, Northeast Concessions, L.P., a Pennsylvania limited partnership, and Mohegan Commercial Ventures PA, LLC, a Pennsylvania limited liability company, and their respective successors, and (b) any other Persons formed as Restricted Subsidiaries of the Borrower for the purpose of owning or operating Pocono Downs and the businesses related thereto.

“Pre-Construction Documents” has the meaning set forth in Section 6.28.

“Pre-Opening Expenses” means, for any fiscal period, pre-opening expenses of the Projects during that period, determined in accordance with GAAP.

“Preliminary Construction Documents” means construction materials referred to in Section 6.28, and delivered to the Administrative Agent pursuant to Section 4.01(a)(xiv).

“Pricing Certificate” means a certificate substantially in the form of Exhibit G, setting forth in summary form the calculation of the Total Leverage Ratio as of the last day of the fourth Fiscal Quarter of the Borrower in each Fiscal Year, properly completed and signed by a Senior Officer of the Borrower.

“Priority Distribution Agreement” means the Priority Distribution Agreement dated as of August 1, 2001, between the Tribe and the Borrower, as originally executed, a true, correct and complete copy of which has been provided to the Administrative Agent.

“Priority Distribution Limit” means, for each calendar year, the amount calculated by adjusting the baseline amount of $14,000,000 for the calendar year 2000 for each subsequent year by the same percentage as the Consumer Price Index adjustment for the most recently ended calendar year. The parties stipulate that for the calendar year 2007, the Priority Distribution Limit is $16,941,175.51.

“Priority Distributions” means Distributions made by the Borrower to the Tribe during any calendar year in the aggregate amount which does not exceed the Priority Distribution Limit for such calendar year.

“Pro Forma Fixed Charge Coverage Ratio” means, as of the date of any Distribution, the ratio which results from making adjustments to the Fixed Charge Coverage Ratio (determined as of the then most recently ended Fiscal Quarter for which the Borrower is obliged to have delivered a Compliance Certificate) to give pro forma effect to all Distributions which have occurred since the date for which the Fixed Charge Coverage Ratio was determined.

“Pro Forma Total Leverage Ratio” means, as of the date of the making of any Investment, the ratio of (a) Total Debt as of the date of the making of that Investment (after giving effect to any Indebtedness to be incurred on that date), to (b) Annualized EBITDA for the four Fiscal Quarter period ending on the last day of the then most recently ended Fiscal Quarter for which the Borrower is obliged to have delivered a Compliance Certificate or Pricing Certificate.

“Projected Free Cash Flow” means, as of the last day of any Fiscal Quarter, an amount equal to:

(a) the result of (i) Annualized EBITDA for the twelve-month period then ended, minus (ii) the amount of Interest Charges and scheduled payments of principal with respect to Indebtedness during that period paid in cash during that period (other than the final maturity of the Borrower’s $330,000,000 principal amount of 6 3/8% Senior Subordinated Notes due 2009), minus (iii) Distributions made by the Borrower and its Restricted Subsidiaries to the Tribe in Cash during that period, minus Maintenance Capital Expenditures during that period, and minus any taxes paid by Borrower and its Restricted Subsidiaries with respect to their income in respect of that period, if any; divided by

(b) four; and times

(c) the then remaining number of Fiscal Quarters which will occur in the Construction Period.

“Projections” means the financial projections which are a part of the Confidential Offering Memorandum dated November, 2006 distributed by Banc of America Securities LLC and the Borrower to the Lenders.

“Projects” means Mohegan Sun Phase III and Pocono Downs Phase II.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Indebtedness” means, collectively, any Indebtedness under the Existing Senior Indenture, the Existing Senior Subordinated Indentures, or any other Indebtedness which is hereafter issued pursuant to Section 9.03(b) or 9.03(d).

“Real Property” means, collectively, (a) the real property and improvements underlying Mohegan Sun described on Schedule 5.07 and (b) the real property and improvements underlying Pocono Downs described on Schedule 6.21.

“Rebatable Amount” has the meaning set forth in section 1.148-1(b) of the Tax Regulations.

“Recourse Obligations” means, as of each date of determination, and without duplication for the Borrower and its Restricted Subsidiaries, (a) all Indebtedness and Contingent Obligations as to which the Borrower or any of its Restricted Subsidiaries has any direct or indirect liability or obligation (whether as the primary obligor or as a surety, and whether or not the Borrower is the nominal obligor with respect thereto), including, without limitation, indebtedness for borrowed money, obligations with respect to Capital Leases, amounts available for drawing under letters of credit and other similar instruments, and the aggregate amount drawn under letters of credit and other similar instruments not then reimbursed, (b) all Indebtedness, Contingent Obligations and other obligations secured by any Lien upon any Authority Property, and (c) all Indebtedness, Contingent Obligations and other obligations held by any Person who may take recourse to any Authority Property for the satisfaction of such Indebtedness and other obligations, provided that the obligations of the Borrower under the Priority Distribution Agreement shall not be deemed to be Recourse Obligations. Without limitation on this definition, the Obligations and the Indebtedness evidenced by the Indentures constitute Recourse Obligations. As in effect on the Closing Date, the Lenders acknowledge that the Tribe’s Indebtedness in respect of the Tax Exempt Bonds does not constitute a Recourse Obligation.

“Register” has the meaning specified in Section 12.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Businesses” means (a) Class II and Class III Casino gaming (as defined in IGRA), (b) any resort business, any activity or business incidental, directly related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof, including any hotel, entertainment, recreation or other activity or business, in each case designed to promote, market, support, develop, construct or enhance the casino gaming and resort business operated by Borrower at Mohegan Sun.

“Relinquishment Agreement” means the Relinquishment Agreement dated as of February 7, 1998, among the Borrower, the Tribe and TCA, as amended from time to time.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having at least 51% of the sum of:

(a) the Aggregate Revolving Commitments (or, if the Revolving Commitments have been terminated, the Total Revolving Outstandings) with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition; and

(b) the aggregate Outstanding Amount of all Term Loans and Tax Exempt Loans;

provided that the Outstanding Amount of Term Loans, Tax Exempt Loans and the Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Restricted Subsidiary” means (a) the Pocono Downs Subsidiaries, Mohegan Ventures-Northwest, LLC, the WNBA Subsidiary, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, and Wisconsin Tribal Gaming, LLC and (b) each other Subsidiary of Borrower, whether now formed or hereafter acquired, which is not designated an Unrestricted Subsidiary.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Note” means the promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit H.

“Right of Others” means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that Property, and (b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, including any option or right to acquire a Lien.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Swap Contracts” means one or more Swap Contracts between the Borrower and one or more of the Lenders or Affiliates of a Lender in respect of the Obligations hereunder on terms mutually acceptable to the Borrower and that Lender or Lenders or Affiliates of a Lender. Each Secured Swap Contract shall be a Loan Document and shall be secured by the Liens created by the Collateral Documents to the extent set forth in Section 2.15.

“Securities” means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreements” means (a) the Second Amended and Restated Security Agreement of even date herewith executed by Borrower in favor of the Administrative Agent for the ratable benefit of the Creditors, (b) the Amended and Restated Security Agreement of even date herewith executed by Mohegan Ventures-Northwest, LLC in favor of the Administrative Agent for the ratable benefit of the Creditors, (c) the Amended and Restated Security Agreement of even date herewith executed by the Pocono Downs Subsidiaries in favor of the Administrative Agent for the ratable benefit of the Creditors, (d) the Security Agreement of even date herewith executed by Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, and Wisconsin Tribal Gaming, LLC in favor of the Administrative Agent for the ratable benefit of the Creditors, and (e) each Security Agreement made by each future Restricted Subsidiary of the Borrower in favor of the Administrative Agent for the ratable benefit of the Creditors, in each case either as originally executed or as each may from time to time be supplemented, modified, amended, restated or extended.

“Senior Leverage Ratio” means, as of each date of determination, the ratio of (a) Total Debt as of that date minus Subordinated Obligations as of that date, to (b) Annualized EBITDA determined as of that date.

“Senior Notes” means the senior notes issued pursuant to the Existing Senior Indenture, including any exchange notes issued thereunder.

“Senior Officer” means (a) as to the Tribe, the Chairman, Vice-Chairman and Treasurer of the Tribal Council of the Tribe, the Chief Operating Officer of the Tribe, the Chief Financial Officer of the Tribe and the Attorney General of the Tribe, (b) as to the Borrower, the Chairman, Vice-Chairman and Treasurer of the Management Board, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Vice President of Finance, and (c) as to each other Loan Party, the chief executive officer, president and chief financial officer of such Loan Party (or such Loan Party’s manager, sole member or general partner as applicable).

“Senior Subordinated Notes” means (a) the senior subordinated notes issued pursuant to the Existing Senior Subordinated Indentures, including any exchange notes issued thereunder, and (b) any additional senior subordinated notes issued in compliance with the terms of Section 9.03(d) and the other applicable provisions of this Agreement.

“SNDA” means a subordination, non-disturbance and attornment agreement, substantially in the form of Exhibit I hereto, or such other form of subordination, non-disturbance and attornment agreement as the Administrative Agent may approve in its reasonable discretion, in each case executed by the Administrative Agent and a tenant of the Borrower or any of its Restricted Subsidiaries at Mohegan Sun, Pocono Downs or other venues comprising Authority Property operated by the Borrower or any of its Restricted Subsidiaries.

“SPC” has the meaning specified in Section 12.06(h).

“Subordinated Obligations” means, collectively (a) the Senior Subordinated Notes, and (b) any Indebtedness issued pursuant to Section 9.03(d).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under any synthetic lease, tax retention lease or other similar arrangement which, though treated as a lease under GAAP is treated as a loan for purposes of the Code. The Borrower’s good faith determination of whether a particular arrangement constitutes a Synthetic Lease Obligation shall be determinative in the absence of manifest error.

“Tax Certificate” means a tax certificate in a form reasonably acceptable to the Administrative Agent and the Tax Exempt Lenders demonstrating the tax exempt nature of any Tax Exempt Loans and the propriety of the assets financed with such Tax Exempt Loans for tax exempt financing in accordance with the Tax Regulations.

“Tax Exempt Bonds” means the Indebtedness of the Tribe under the Indenture of Trust dated as of August 1, 2001 between the Tribe and First Union National Bank, as Trustee, a true, correct and complete copy of which has been provided to the Administrative Agent, either as originally executed, or as amended, supplemented, modified or refinanced.

“Tax Exempt Lender” means each Lender holding outstanding Tax Exempt Loans from time to time.

“Tax Exempt Loan” means each Loan made pursuant to this Agreement and a Tax Exempt Note by means of any increase to the credit facilities hereunder made pursuant to Section 2.14.

“Tax Exempt Note” means each promissory note made by Borrower to a Lender evidencing the Tax Exempt Loans made by that Lender.

“Tax Opinion” an opinion of counsel to the Borrower, addressed to the Administrative Agent and the Tax Exempt Lenders, setting forth customary opinions regarding the tax exempt nature of any Tax Exempt Loans.

“Tax Regulations” means the United States Treasury Regulations promulgated pursuant to sections 103 and 141 through 150 of the Code.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCA” means Trading Cove Associates, a Connecticut general partnership, its successors and assigns.

“Term Loan Note” means any of the promissory notes made by the Borrower in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit J.

“Term Loans” means any term loans resulting from conversion of Revolving Loans pursuant to Section 2.02, and any incremental term loans made pursuant to Section 2.15.

“Title Company” means Chicago Title Insurance Company.

“to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Senior Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) should have been known by the Person (or, in the case of a Person other than a natural Person, should have been known by a Senior Officer of that Person). In the case of the Tribe, knowledge of any material information by any Senior Officer of the Borrower or of the Tribe shall be attributed to the Tribe.

“Total Debt” means, as of each date of determination, all Recourse Obligations other than (a) the Borrower’s liability for payments under the Relinquishment Agreement and (b) the Borrower’s and its Restricted Subsidiaries’ obligations under any guarantees and other similar support arrangements which benefit holders of Indebtedness of collectively not more than $100,000,000, except to the extent that such obligations are required to be quantified on the Borrower’s or any of its Restricted Subsidiaries balances sheets on such date in accordance with GAAP.

“Total Leverage Ratio” means, as of each date of determination, the ratio of (a) Total Debt as of that date, to (b) Annualized EBITDA determined as of that date.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

“Town Agreement” means the Agreement dated as of June 16, 1994 between the Tribe and the Town of Montville, Connecticut, as amended as of the Closing Date.

“Tribal Council” means the Tribal Council of the Tribe elected in accordance with the Constitution.

“Tribe” means The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian Tribe.

“Type” means, with respect to each Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC Ordinance” means Chapter 7, Article III of the Mohegan Tribe Code, also known as Ordinance Number 98-7 of the Tribe.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Management Board, and (b) any Subsidiary of an Unrestricted Subsidiary. As of the Closing Date, there are no Unrestricted Subsidiaries. The Management Board may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary, provided that (i) such Restricted Subsidiary does not own any Equity Interests in, or own or hold any Lien on any property of, the Borrower or any other Restricted Subsidiary, (ii) either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1000, the disposition of such assets would be a Permitted Disposition, (iii) in no event shall any licenses issued under applicable Gaming Laws be transferred to an Unrestricted Subsidiary, and (iv) no Default or Event of Default shall have occurred and then be continuing or would occur as a consequence thereof.

“Unused Commitment” means, as of each date of determination, the difference between (a) the aggregate Revolving Commitment on that date (taking into account any increases therein made pursuant to Section 2.14) and (b) the sum of (i) the outstanding principal amount of the Loans made under the Revolving Commitment, (ii) the amount available for drawing under outstanding Letters of Credit, and (iii) the aggregate amount of all unreimbursed draws with respect to Letters of Credit.

“WNBA Agreements” means, collectively, the WNBA Membership Agreement between WNBA, LLC, a Delaware limited liability company and the WNBA Subsidiary, the WNBA Note and the related guaranty executed by the Borrower in favor of WNBA, LLC, in each case as in effect on January 28, 2003, and with any amendments thereto which do not increase the Investment of the Tribe or the Borrower in respect of the WNBA Subsidiary to an amount in excess of that permitted by Section 9.03(h).

“WNBA Note” means a promissory note dated as of January 28, 2003, in the principal amount of $8,000,000 made by the WNBA Subsidiary in favor of WNBA, LLC as a portion of the consideration payable by the WNBA Subsidiary for its acquisition of a WNBA franchise.

“WNBA Subsidiary” means Mohegan Basketball Club, LLC, a limited liability company formed under the Laws of the Tribe and a wholly-owned Subsidiary of the Borrower, which is the owner and operator of the Women’s National Basketball Association franchise known as the Connecticut Sun.

“Yield” in respect of (a) any Appropriate Investment, means the yield of any investment as described in section 1.148-5 of the Tax Regulations; and (b) any issue of the Tax Exempt Notes, has the meaning set forth in section 1.148-4 of the Tax Regulations.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders, the Tribe and the Borrower shall negotiate in good faith and agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP and the Borrower shall be deemed to be in compliance with the financial covenants contained in Sections 9.13 and 9.17 during the 60 day period following any such change in GAAP if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06 Letter of Credit Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, (a) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (b) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Term Loan Conversion. On the Conversion Date, a $300,000,000 portion of the outstanding Revolving Loans shall immediately be converted to Term Loans without further action of the parties hereto. Revolving Loans held by the Lenders shall be converted ratably in accordance with their respective Applicable Percentages. Concurrently with such conversion, the Revolving Commitments of each of the Lenders shall be ratably reduced in an aggregate principal amount equal to $300,000,000. No portion of the Term Loans which is repaid may be reborrowed, but the outstanding principal balance of the Term Loans may be converted or continued in the manner set forth in Section 2.03. The Term Loans shall bear interest in the manner set forth in Section 2.08, and shall be payable as set forth in Section 2.07. Effective as of the Conversion Date, all Revolving Notes will be replaced with new Revolving Notes which appropriately reflect the revised Revolving Commitments, and each Lender desiring a Term Loan Note will be issued a Term Loan Note in the appropriate principal amount.

2.03 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Senior Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof. Except as provided in Section 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twelve Interest Periods in effect.

2.04 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date (except that any Letters of Credit providing for automatic renewal shall not be deemed to violate this limitation); or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any

Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Lender’s obligations to fund under Section 2.04(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article XI with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article XI included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Senior Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer reasonably may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (W) the Letter of Credit to be amended; (X) the proposed date of amendment thereof (which shall be a Business Day); (Y) the nature of the proposed amendment; and (Z) such other matters as the L/C Issuer reasonably may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the

Administrative Agent a true and complete copy of such Letter of Credit or amendment. The Issuing Bank shall promptly provide to each Lender which requests the same copies of all Letters of Credit and amendments thereto issued and outstanding from time to time.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. If the L/C Issuer provides notice of a drawing to the Borrower no later than the Business Day prior to the Honor Date, then not later than 10:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the L/C Issuer provides such notice on or after the Honor Date, then the Borrower shall so reimburse the L/C Issuer on the Business Day following the date of such notice. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 12.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the full amount of such L/C Borrowing or such L/C Obligation. Sections 2.07 and 10.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.04, Section 2.07 and Section 10.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the applicable L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.05 Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) one Business Day prior to the date of prepayment of Base Rate Revolving Loans; (b) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (c) any prepayment of Base Rate Revolving Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages and shall not be applied to the Term Loans or to the Tax Exempt Loans or reduce the Amortization Amount.

2.06 Termination or Reduction of Revolving Commitments; Voluntary Prepayments of the Term Loans. The Borrower may, from time to time upon notice to the Administrative Agent, (a) terminate the Aggregate Revolving Commitments, (b) permanently reduce the Aggregate Revolving Commitments, (c) prepay the Term Loans or (d) prepay the Tax Exempt Loans (provided that any prepayment of the Tax Exempt Loans is made in a manner consistent with applicable Tax Regulations); provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. five Business Days prior to the date of termination, reduction or prepayment, (ii) any such partial reduction or prepayment shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments and each prepayment of the Term Loans or Tax Exempt Loans. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage of the Aggregate Revolving Commitments. Each prepayment of the Term Loans shall be applied to the Term Loans of each Lender according to its Applicable Percentage of the Term Loans. Each prepayment of the Tax Exempt Loans shall be applied to the Tax Exempt Loans of each Lender according to its Applicable Percentage of the Tax Exempt Loans. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07 Mandatory Payments and Prepayments; Repayment of Loans.

(a) If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.07(a) unless after the prepayment in full of the Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(b) On the Maturity Date, the Borrower shall repay to the Lenders the aggregate principal amount of Revolving Loans outstanding on such date.

(c) The Borrower shall repay the principal amount of the Term Loans on each Amortization Date in an aggregate principal amount equal to the Amortization Amount, and shall in any event repay the remaining principal balance of the Term Loans on the Maturity Date.

(d) Upon the Disposition of all or substantially all of Pocono Downs (whether by sale of the underlying assets, the sale of Equity Interests in the Pocono Downs Subsidiaries or otherwise) the Borrower shall prepay an aggregate principal amount of Loans equal to 75% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or any of its Subsidiaries. Each such prepayment of the Loans shall be applied:

(i) first, to the repayment of any then outstanding Term Loans (or, if the Conversion Date has not yet occurred, to the repayment of Revolving Loans) in each case in an aggregate principal amount which shall not exceed the lesser of (A) $200,000,000, or (B) the aggregate amount of the Capital Expenditures made by Borrower and its Restricted Subsidiaries in respect of Pocono Downs during the period between September 30, 2006 and the date of such Disposition; and

(ii) then, to the repayment of outstanding Revolving Loans.

Each prepayment of the Term Loans made pursuant to this clause (d) shall be applied to installments in the inverse order of their maturity. Each repayment of Revolving Loans pursuant to clause (d)(i) above shall result in a concurrent and automatic reduction in the Aggregate Revolving Commitments, however repayment of Revolving Loans pursuant to clause (d)(ii) shall not reduce the Revolving Commitments.

(e) Upon the Disposition of any Authority Property (other than as set forth in (d), above), the Borrower shall prepay an aggregate principal amount of Loans, equal to the amount by which 75% of the aggregate amount of Net Cash Proceeds received from all such Dispositions of Authority Property since the Closing Date exceeds $50,000,000, immediately upon receipt thereof by the Borrower or one of its Subsidiaries. Each such prepayment of the Loans shall first be applied:

(i) first, to the repayment of any then outstanding Term Loans until paid in full (or, if the Conversion Date has not yet occurred, to the repayment of Revolving Loans); and

(ii) then, to the repayment of outstanding Revolving Loans.

Each prepayment of the Term Loans made pursuant to this clause (e) shall be applied to installments in the inverse order of their maturity. Each repayment of Revolving Loans pursuant to clause (e)(i) above shall result in a concurrent and automatic reduction in the Aggregate Revolving Commitments, however repayment of Revolving Loans pursuant to clause (e)(ii) shall not reduce the Revolving Commitments.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.04:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the letter agreements with the Joint Lead Arrangers.

(ii) On the Closing Date, the Borrower shall pay to the Lenders upfront fees in amounts agreed upon by the Borrower in the Fee Letter. The Administrative Agent has advised each Lender of the amount of the upfront fees payable to that Lender.

(iii) The fees described in this clause (b) shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be presumed correct.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon shall be presumed correct. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall be presumed correct. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) Notes, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall be presumed correct.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.03) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate selected by the Borrower in the applicable Loan Notice. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 12.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 12.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 12.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, each Lender agrees that it shall not exercise any right of setoff or counterclaim referred to herein without first obtaining the consent of the Required Lenders.

2.14 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time following the Closing Date, request an increase in the Aggregate Revolving Commitments, may request the making of incremental Term Loans (on identical terms to the existing Term Loans), or may request the making of Tax Exempt Loans in an aggregate principal amount not to exceed $75,000,000 (or any combination of the foregoing) by an amount (for all such requests) not exceeding $250,000,000; provided that (i) any such request for an increase in the Aggregate Revolving Commitments or for incremental Term Loans shall be in a minimum amount of $50,000,000, and the Borrower may make a maximum of three such requests, and (ii) any such request for Tax Exempt Loans shall be in a minimum amount of $10,000,000, and the Borrower may make a maximum of three such requests.

(b) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. The Borrower may also nominate additional Eligible Assignees, which are reasonably acceptable to the Administrative Agent to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c) Effective Date and Allocations. If the Aggregate Revolving Commitments are increased or additional Term Loans are made in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(d) Conditions to Effectiveness of Increase. As a condition precedent to such increase:

(1) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party and the Tribe dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Senior Officer of such Loan Party or the Tribe, as applicable (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, (ii) in the case of the Tribe, certifying that, before and after giving effect to such increase, the representations and warranties contained in Article V are true and correct on and as of the Increase Effective Date, and (iii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.01, and (B) no Default or Event of Default exists;

(2) the Borrower and the Tribe shall deliver to the Administrative Agent such amendments to this Agreement and the Loan Documents as the Administrative Agent or the Lenders providing the increased Loans may request to reflect such increase, which in the case of any Tax Exempt Loans, shall in any event include a Tax Certificate and Tax Opinion;

(3) if the increase consists of additional Revolving Commitments, the Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section;

(4) if the increase consists of Tax Exempt Loans, the Tax Exempt Notes governing the same shall (i) provide for a maturity which is not shorter than the Maturity Date, (ii) provide for rates of interest determined by the Administrative Agent to yield the substantial tax equivalent yield to the related Tax Exempt Lenders as are associated with the other Loans under this Agreement, and (iii) have the benefit of customary representations, warranties, tax indemnities and other provisions commonly associated with Indian tribal government tax exempt loan facilities.

(e) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 12.01 to the contrary.

2.15 Collateral. The Loans (including any Term Loans and Tax Exempt Loans hereafter made pursuant hereto), together with all other Obligations, shall be secured by the Liens created by the Collateral Documents and shall be entitled to the benefit of each of the Guaranties in respect of the Obligations. Each Secured Swap Contract shall be secured by the Lien of the Collateral Documents (a) on a pari passu basis to the extent of the associated Swap Termination Value, and (b) to the extent of any excess, on a basis which is in all respects subordinated to all other Obligations.

2.16 Concerning the Tax Exempt Loans. In the event that any Tax Exempt Loans are hereafter made, and any Tax Exempt Lender notifies the Administrative Agent and Borrower that such Lender has:

(a) received notice that the United States Internal Revenue Service, or any court of the United States, has determined that interest on any Tax Exempt Loan is includable in the gross income of the owner thereof for federal income tax purposes; or

(b) received an opinion of an attorney nationally recognized as knowledgeable in the issuance of tax-exempt obligations by states, local governments and Indian tribes that interest on any Tax Exempt Loan is includable in the gross income of the owner thereof for federal income tax purposes; then:

(x) the interest rate borne by such Tax Exempt Loan shall be increased, retroactive to the date as of which such interest is so includable in gross income, to the Base Rate, plus 2.00% per annum; and

(y) Borrower shall, within thirty days of the receipt of such notice, pay to the Administrative Agent for the account of that Lender an amount equal to the difference between the interest actually paid on such Tax Exempt Loan and the amount of interest that would have been paid thereon had such Tax Exempt Loan borne interest at the rate described in the foregoing clause (x) from the date as of which such interest is so includable in gross income.

The obligation of Borrower to make the payment described in the foregoing clause (y) shall survive for five years following the date on which the Commitments are terminated and all Tax Exempt Loans are fully paid.

The Tax Exempt Loans may not be prepaid in any manner which would violate the Treasury Regulations, or cause any amount to be due under the foregoing clause (b).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Withholding Gross-Up. Each payment of any amount payable by the Borrower or any other Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any Taxes, excluding (i) Taxes imposed on or measured in whole or in part by overall net income, gross income or gross receipts, (ii) franchise Taxes imposed on any Lender by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Lending Office for Eurodollar Rate Loans or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business”, (iii) any withholding Taxes or other Taxes based on gross income imposed by the United States of America that are not attributable to any change in any Law or the interpretation or administration of any Law by any Governmental Authority and (iv) any withholding Tax or other Taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide the Borrower with the appropriate form or forms required by Section 3.01(b), to the extent such forms are then available under applicable Laws (all such non-excluded Taxes being hereinafter referred to as “Included Taxes”). To the extent that the Borrower or any other Loan Party is obligated by applicable Laws to make any deduction or withholding on account of Included Taxes from any amount payable to any Lender under this Agreement, they shall (i) make such deduction or withholding and pay the same to the relevant Governmental Authority and (ii) pay such additional amount to that Lender as is necessary to result in that Lender’s receiving a net after-Included Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Included Taxes, that Lender shall promptly refund such excess to the Borrower or the relevant Loan Party.

(b) Tax Withholding Exemption Certificates. On or before the Closing Date, each Lender which is organized outside the United States of America shall deliver to the Borrower a properly completed and duly executed Internal Revenue Service Form W-8ECI or Form W-8BEN and any other certificate or statement required by applicable Laws to establish that payments due to such Lender under the Loan Documents are (a) not subject to withholding under the Code because such payments are effectively connected with the conduct of a trade or business in the United States of America or (b) totally exempt from United States tax under the provisions of an applicable tax treaty.

3.02 Illegality. If, after the date hereof, the existence or occurrence of a Change in Law shall, in the opinion of any Lender, make it unlawful, impossible or impracticable for such Lender or its Lending Office for Eurodollar Rate Loans to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the ability of such Lender to purchase or sell, or to take deposits of, dollars in the Designated Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent, then such Lender’s obligation to make Eurodollar Rate Loans shall be suspended for the duration of such illegality, impossibility or impracticability and the Administrative Agent forthwith shall give notice thereof to the other Lenders and the Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender’s Eurodollar Rate Loans, together with accrued interest thereon, automatically shall be converted to Base Rate Loans on either (1) the last day of the Interest Period(s) applicable to such Eurodollar Rate Loans if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Loans to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Loans to such day(s), provided that in such event the conversion shall not be subject to payment of compensation under Section 3.05. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such Lender shall fund such amount as a Base Rate Loan for the same period of time, and such amount shall be treated in all respects as a Base Rate Loan.

3.03 Inability to Determine Rates If, with respect to any proposed Eurodollar Rate Loan:

(a) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Market generally that are beyond the reasonable control of the Lenders, deposits in dollars (in the applicable amounts) are not being offered to each of the Lenders in the Designated Market for the applicable Interest Period; or

(b) the Required Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in dollars in the Designated Market in the relevant amount for the applicable Interest Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Loans;

then the Administrative Agent forthwith shall give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Loans shall be suspended. If at the time of such notice there is then pending a request for a Borrowing that specifies a Eurodollar Rate Loan, such request shall be deemed to specify a Base Rate Loan.

3.04 Increased Costs. If, after the date hereof, the existence or occurrence of any Change in Law:

(a) shall subject any Lender or its Lending Office for Eurodollar Rate Loans to any tax, duty or other charge or cost with respect to any Eurodollar Rate Loan, any Note or its obligation to make Eurodollar Rate Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Loan or any other amounts due under this Agreement in respect of any Eurodollar Rate Loan, any Note or its obligation to make Eurodollar Rate Loans (except for changes in any tax on the overall net income, gross income or gross receipts of such Lender or its Lending Office for Eurodollar Rate Loans);

(b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Lending Office for Eurodollar Rate Loans; or

(c) shall impose on any Lender or its Lending Office for Eurodollar Rate Loans or the Designated Market any other condition affecting any Eurodollar Rate Loan, any Note, its obligation to make Eurodollar Rate Loans or this Agreement, or shall otherwise affect any of the same;

and the result of any of the foregoing, as determined by such Lender, increases the cost to such Lender or its Lending Office for Eurodollar Rate Loans of making or maintaining any Eurodollar Rate Loan or in respect of any Eurodollar Rate Loan, any Note or its obligation to make Eurodollar Rate Loans or reduces the amount of any sum received or receivable by such Lender or its Lending Office for Eurodollar Rate Loans with respect to any Eurodollar Rate Loan, any Note or its obligation to make Eurodollar Rate Loans (assuming such Lender’s Lending Office for Eurodollar Rate Loans had funded 100% of its Eurodollar Rate Loan in the Designated Market), then, upon demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s Lending Office for Eurodollar Rate Loans had funded 100% of its Eurodollar Rate Loan in the Designated Market). A statement of any Lender claiming compensation under this subsection, providing supporting calculation, and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Lender agrees to endeavor promptly to notify the Borrower of any event of which it has actual knowledge occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 3.04, and agrees to designate a different Lending Office for Eurodollar Rate Loans promptly if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Lender, otherwise be disadvantageous to such Lender. If any Lender claims compensation under this Section, the Borrower may at any time, upon at least four Business Days’ prior notice to the Administrative Agent and such Lender and upon payment in full of the amounts provided for in this Section 3.04 through the date of such payment plus any compensation required by Section 3.05, pay in full the affected Eurodollar Rate Loans of such Lender or request that such Eurodollar Rate Loans be converted to Base Rate Loans.

3.05 Compensation for Losses. Upon payment or prepayment of any Eurodollar Rate Loan (other than as the result of a conversion required under Section 3.02), on a day other than the last day in the applicable Interest Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of the Borrower to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any request for a Borrowing, the Borrower shall pay to the appropriate Lender a prepayment fee or failure to borrow fee, as the case may be, calculated as follows (and determined as though 100% of the Eurodollar Rate Loan had been funded in the Designated Market):

(a) principal amount of the Eurodollar Rate Loan, times the number of days between the date of prepayment or failure to borrow and the last day in the applicable Interest Period, divided by 360, times the applicable Interest Differential; plus

(b) all actual out-of-pocket expenses (other than those taken into account in the calculation of the Interest Differential) incurred by the Lender (excluding allocations of any expense internal to that Lender) and reasonably attributable to such payment, prepayment or failure to borrow;

provided that no prepayment fee or failure to borrow fee shall be payable (and no credit or rebate shall be required) if the product of the foregoing formula is not a positive number. Each Lender’s determination of the amount of any prepayment fee or failure to borrow fee payable under this Section 3.05 shall be based upon the Administrative Agent’s determination of the applicable Interest Differential but shall otherwise be conclusive in the absence of manifest error.

3.06 Increased Capital Requirements. If any Lender shall have determined that the introduction after the date hereof of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by that Lender (or its Lending Office for Eurodollar Rate Loans) or any corporation controlling that Lender, with any request, guidelines or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by that Lender or any corporation controlling that Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its obligations under this Agreement, then, upon demand of such Lender, Borrower shall immediately pay to that Lender, from time to time as specified by that Lender, additional amounts sufficient to compensate that Lender for such increase.

3.07 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender does not consent to a requested waiver or amendment hereof that requires the approval of all of the Lenders and which is consented to by the Required Lenders, the Borrower may replace such Lender in accordance with Section 12.13.

3.08 Survival. All of the Borrower’s obligations under Sections 3.02, 3.03, 3.04, 3.05 and 3.06 shall survive for one year following the date on which all Loans hereunder are fully paid; provided, however, that such obligations shall not, from and after the date on which all Loans hereunder are fully paid, be deemed secured Obligations for any purpose under the Loan Documents.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies unless otherwise specified, each properly executed by a Senior Officer of the Tribe, the Borrower or the other signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender, the Tribe and the Borrower;

(ii) a Revolving Note executed by the Borrower in favor of each Lender requesting a Revolving Note, each in a principal amount equal to that Lender’s pro rata share of the Revolving Commitment;

(iii) the Guaranties executed by the Guarantors;

(iv) the Security Agreements executed by the Borrower and each of its Restricted Subsidiaries, other than the WNBA Subsidiary, together with sufficient copies of financing statements on Form UCC 1 (including such fixture filings as may be appropriate) for filing in every jurisdiction necessary for the perfection of the security interests granted thereby;

(v) the Pledge Agreement executed by the Borrower and each Restricted Subsidiary owning any Equity Interests in any other Restricted Subsidiary together with stock or limited liability company membership certificates representing 100% of the Equity Interests in the Restricted Subsidiaries pledged thereunder (to the extent certificated), together with appropriate stock or equivalent powers;

(vi) in the event that all required approvals of the Bureau of Indian Affairs and all other governmental approvals required for the execution and delivery thereof have been obtained as of the Closing Date, the Leasehold Mortgage shall have been executed and delivered to the Administrative Agent in a form suitable for recordation with the Land Title and Records Office of the Bureau of Indian Affairs and with the Town of Montville, Connecticut, and the Title Company shall have issued its written commitment to issue an endorsement to the policy of title insurance heretofore delivered to the Administrative Agent insuring the continued priority and perfection of the Existing Leasehold Mortgage (as amended and restated on the Closing Date) in the amount of $600,000,000. It is understood and agreed that if any such governmental approvals have not then been obtained, then on the Closing Date the Administrative

Agent shall instead execute such documents as may be reasonably required to evidence the termination of the Existing Leasehold Mortgage immediately prior to the making of the initial Loans hereunder;

(vii) the Pocono Downs Mortgages executed by the applicable Pocono Downs Subsidiaries;

(viii) assurance from the Title Company that it is committed to issue form endorsements to the lenders title insurance policies with respect to the Pocono Downs Mortgages, insuring the continued validity and priority of the Lien of the Pocono Downs Mortgages, subject only to those exceptions approved by the Administrative Agent in connection with the Existing Loan Agreement and such other exceptions as may be reasonably acceptable to the Administrative Agent, in the aggregate amount of $300,000,000 and with such endorsements as to coverage as the Administrative Agent may reasonably require;

(ix) evidence that the Title Company has obtained the commitment of insurers acceptable to the Administrative Agent to provide appropriate reinsurance with rights of direct access with respect to the policies of title insurance referred to herein;

(x) Deposit Account Agreements in favor of the Administrative Agent executed by the Borrower or the applicable Loan Party which is the owner of each applicable Operating Account and by the depository for each such Operating Account;

(xi) such documentation as the Administrative Agent may reasonably require to establish the existence of the Tribe as a federally recognized Indian Tribe, the formation, valid existence and good standing of the Borrower and each other Loan Party, each Loan Party’s and the Tribe’s authority to execute, deliver and perform any Loan Document, and the identity, authority and capacity of each Senior Officer authorized to act on their behalf, including, without limitation, certified copies of the Constitution, the Gaming Ordinance, the Gaming Authority Ordinance and each Guarantor’s charter and bylaws, and amendments thereto, resolutions, incumbency certificates, Certificates of Senior Officers, and the like;

(xii) the favorable written legal opinions of Hogan & Hartson LLP, special counsel to the Borrower and Rome McGuigan, P.C., special Connecticut counsel to the Borrower, addressed to the Administrative Agent and each Lender, substantially in the forms set forth in Exhibit K and such other matters concerning the Tribe, the Borrower the other Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(xiii) a certificate of a Senior Officer or Secretary of the Tribe and each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Tribe or such Loan Party and the validity against the Tribe or such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xiv) a certificate signed by a Senior Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) attaching the Preliminary Construction Documents;

(xv) an In-Balance Certificate dated as of the Closing Date;

(xvi) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with an executed lenders loss payable endorsement and additional insured endorsement, as applicable, with respect thereto;

(xvii) a Certificate signed by a Senior Officer or Secretary of the Tribe and the Borrower attaching true, correct and complete copies of each of the Material Documents (including, in each case, any amendments or modifications of the terms thereof entered into as of the Closing Date); and

(xviii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Tribe and each Loan Party contained in Articles V and VI and any other Loan Document, and which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE TRIBE

In order to induce the Creditors to enter into this Agreement and the other Loan Documents to be executed as of the Closing Date, the Tribe represents and warrants to the Creditors that, as of the Closing Date (but not as of any date subsequent thereto).

5.01 Existence and Qualification; Power; Compliance With Laws. The Tribe is federally recognized as an Indian Tribe pursuant to a determination of the Assistant Secretary - Indian Affairs, dated March 7, 1994, published in the Federal Register on March 15, 1994, as amended by a correction dated July 1, 1994, published in the Federal Register on July 20, 1994, and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of Title 26 of the Code. The Borrower is an unincorporated governmental instrumentality of the Tribe. As of the Closing Date, each of the Tribe, the Borrower and their Restricted Subsidiaries is a non-taxable entity for purposes of federal income taxation under the Code, and the gaming and other revenues of the Borrower and its Restricted Subsidiaries are exempt from federal income taxation. To the extent required by Law, the Borrower and its Restricted Subsidiaries are qualified to do business and are in good standing under the laws of each jurisdiction in which they are required to be qualified by reason of the location or the conduct of their business, except where failure to qualify would not have a Material Adverse Effect. The Tribe and the Borrower each have all requisite power and authority to execute and deliver each Loan Document to which they are a party and to perform their respective Obligations. The Tribe and the Borrower are in material compliance with the terms of the Compact, the Gaming Authority Ordinance, the Gaming Ordinance and with all Laws and other legal requirements applicable to their existence and business (including, without limitation, IGRA and all Gaming Laws), have obtained all authorizations, consents, approvals, orders, licenses and permits from, and have accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of their business, except, in each case, where the failure so to comply, to obtain such authority, consents, approvals, orders, licenses and permits, or to file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

5.02 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by the Tribe and by the Borrower of the Loan Documents have been duly authorized by all necessary Tribal Council, Management Board and other action, and do not:

(a) require any consent or approval not heretofore obtained of any enrolled tribal member, Tribal Council member, Management Board member, security holder or creditor;

(b) violate or conflict with any provision of the Constitution, charter, bylaws or other governing documents of the Tribe or of the Borrower;

(c) result in or require the creation or imposition of any Lien (other than pursuant to the Collateral Documents) upon or with respect to any Authority Property now owned or leased or hereafter acquired;

(d) violate any Law or Requirement of Law, including any Gaming Law, applicable to the Tribe or the Borrower in any material respect;

(e) constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of the United States, as amended, or constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction;

(f) result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which the Tribe or the Borrower is a party or by which the Tribe, the Borrower or any of their Property is bound or affected; or

(g) require any consent or approval of any Governmental Authority, or any notice to, registration or qualification with any Governmental Authority, not heretofore obtained or obtained concurrently with the Closing Date (or, as to the Leasehold Mortgage, as hereafter may be obtained);

and the Tribe and the Borrower are not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 5.02(f) in any respect that constitutes a Material Adverse Effect.

5.03 No Governmental Approvals Required. Except for any required consents of the U.S. Secretary of the Interior as to the Leasehold Mortgage (which consent is being requested concurrently with the execution and delivery of this Agreement if the Leasehold Mortgage is being executed concurrently herewith, but is not otherwise required), no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is required to authorize or permit under applicable Laws the execution, delivery and performance by the Tribe and the Borrower of the Loan Documents to which they are parties.

5.04 The Nature of the Borrower. All activities of the Tribe constituting or relating to the ownership and operation of gaming facilities (including all Class II and Class III gaming activities within the meaning of IGRA) at Mohegan Sun and all activities of the Tribe constituting or relating to the ownership of hotel, restaurant, entertainment and resort facilities included within Mohegan Sun are conducted on behalf of the Tribe by the Borrower pursuant to the authority granted to the Borrower in the Gaming Authority Ordinance, other than the basketball operations carried on by, and the related assets owned by, the WNBA Subsidiary.

5.05 No Management Contract. Neither this Agreement nor the other Loan Documents, taken individually or as a whole, constitute “management contracts” or “management agreements” within the meaning of Section 12 of IGRA, or deprive the Borrower of the sole proprietary interest and responsibility of the conduct of gaming activity at Mohegan Sun.

5.06 Title to and Location of Property. As of the Closing Date, the Borrower and its Restricted Subsidiaries have good and valid title to all the Authority Property other than immaterial items of Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, other than as set forth in Schedule 9.01, provided that the title to the Real Property comprising the Mohegan Sun either is held by the United States in trust on behalf of the Tribe or owned in fee simple by the Tribe.

5.07 Real Property. As of the Closing Date, Schedule 5.07 sets forth a summary description of all real property owned by the Tribe which is Authority Property, including all of the land underlying Mohegan Sun, and of all real property leasehold estates held by the Borrower from the Tribe, which summary is accurate and complete in all material respects. Except as set forth in Schedule 5.07, the leases creating such real property leasehold estates are in full force and effect and create a valid leasehold estate on the terms of such lease, and neither the Borrower nor the Tribe is in default or breach of any material provision thereof. The copies of such real property leases heretofore furnished to the Administrative Agent are true copies and there are no amendments thereto as of the Closing Date copies of which have not been furnished to the Administrative Agent. Under 25 U.S.C. § 177, the Borrower’s Lease of Mohegan Sun may not be encumbered by the Borrower without the consent of the United States of America; however consent to the Leasehold Mortgage has been requested prior to the execution and delivery of this Agreement. The Authority Property includes all real, mixed and personal property which is operationally integral to the on-reservation gaming activities of the Borrower.

5.08 Governmental Regulation. Except for any consents of the Bureau of Indian Affairs of the types described in Sections 5.02 and 5.03 and except for Laws applicable to the Pennsylvania Tax Revenues, the Borrower and its Restricted Subsidiaries are not subject to any Laws limiting or regulating their ability to incur Indebtedness for money borrowed, to grant Liens to secure their obligations with respect to such Indebtedness or to otherwise perform the Obligations.

5.09 Binding Obligations. The Loan Documents contemplated by Section 4.01 and Section 4.02 have been executed and delivered by the Tribe, the Borrower and its Restricted Subsidiaries, as applicable, and constitute the legal, valid and binding obligations of the Tribe, the Borrower and its Restricted Subsidiaries, as applicable, enforceable against the Tribe, the Borrower and its Restricted Subsidiaries, as applicable, in accordance with their terms (subject to the understanding that the amended version of the Leasehold Mortgage will not be delivered unless and until all appropriate and required governmental approvals have been obtained). The provisions of Section 12.15 are specifically enforceable against the Tribe, the Borrower and its Restricted Subsidiaries.

5.10 No Default. No event has occurred and is continuing that is a Default or an Event of Default.

5.11 Disclosure. No written statement made by or on behalf of the Tribe or the Borrower to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan or Letter of Credit, contains any untrue statement of a material fact or omits a material fact necessary in order to make the statement made not misleading in light of all the circumstances existing at the date the statement was made. There is no fact known to the

Tribe or the Borrower (other than matters of a general economic nature or matters generally applicable to businesses of the types engaged in by the Borrower and its Restricted Subsidiaries) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Administrative Agent and the Lenders.

5.12 Gaming Laws. The Borrower, its Restricted Subsidiaries and the Tribe are in material compliance with all applicable Gaming Laws.

5.13 Security Interests. The Liens created by the Security Agreements are perfected and of first priority to the fullest extent that the same may be perfected by the filing of financing statements under the applicable state versions of the Uniform Commercial Code and the UCC Ordinance, to the extent applicable, or other applicable state Uniform Commercial Code with respect to each of the other Restricted Subsidiaries executing a Security Agreement. Following the date of the execution, delivery (and consent thereto by the U.S. Secretary of the Interior) and recordation of the Leasehold Mortgage, the Leasehold Mortgage creates a valid and perfected Lien in the collateral described therein securing the Obligations. Each of the Liens described in this Section are of first priority, subject only to Liens permitted under Section 9.01 and matters described in Schedule 9.01.

5.14 Arbitration. Pursuant to the Constitution, to the extent that any dispute among the parties to the Loan Documents is initiated in or referred to the Tribal Court, (i) such court lacks discretion to refuse to compel arbitration among the parties to the dispute, and (ii) such court is obligated to honor and enforce any award by the arbitrator, without review of any nature by such court.

5.15 Recourse Obligations. Under current Law, no obligation of the Tribe of any type or nature may constitute a Recourse Obligation unless and to the extent that the Borrower has become an express obligor with respect thereto, and the Tribe has no authority, independent of the Borrower, to incur any obligation on behalf of the Borrower, to bind any Authority Property, or to grant Liens upon any Authority Property.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power. The Tribe is federally recognized as a Indian Tribe pursuant to a determination of the Assistant Secretary - Indian Affairs, dated March 7, 1994, published in the Federal Register on March 15, 1994, as amended by a correction dated July 1, 1994, published in the Federal Register on July 20, 1994, and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of the Code. The Borrower is an unincorporated governmental instrumentality of the Tribe. As of the Closing Date, each of the Tribe, the Borrower and their Restricted Subsidiaries is a non-taxable entity for purposes of federal income taxation under the Code and the gaming and other revenues of the Borrower and its Restricted Subsidiaries are exempt from federal income taxation. To the extent required by Law, the Borrower and its Restricted Subsidiaries are qualified to do business and are in good standing under the laws of each jurisdiction in which they are required to be qualified by reason of the location or the conduct of their business, except where failure to so qualify would not have a Material Adverse Effect. The Tribe, the Borrower and their Restricted Subsidiaries each have all requisite power and authority to conduct their respective businesses, to own and lease their respective Properties, to execute and deliver each Loan Document to which they are a Party and to perform their respective Obligations. As of the Closing Date, the chief executive offices of the Borrower are located in Uncasville, Connecticut at the address for notices set forth on the signature pages hereto. The Tribe, the Borrower and its Restricted Subsidiaries are in material compliance with the terms of the Compact, the Gaming Ordinance, the Gaming Authority Ordinance and with all Laws and other legal requirements applicable to their existence and business (including, without limitation, IGRA and all Gaming Laws), have obtained all authorizations, consents, approvals, orders, licenses and permits from, and have accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of their business, except, in each case, where the failure so to comply, to obtain such authority, consents, approvals, orders, licenses and permits, or to file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery and performance by the Tribe and by the Borrower and their Restricted Subsidiaries of the Loan Documents have been duly authorized by all necessary Tribal Council, Management Board and other action, and do not:

(a) require any consent or approval not heretofore obtained of any enrolled tribal member or Tribal Council member, Management Board member, security holder or creditor;

(b) violate or conflict with any provision of the Constitution, charter, bylaws or other governing documents of the Tribe, the Borrower or its Restricted Subsidiaries;

(c) result in or require the creation or imposition of any Lien (other than pursuant to the Collateral Documents) upon or with respect to any Authority Property now owned or leased or hereafter acquired;

(d) violate any Law or Requirement of Law, including any Gaming Law, applicable to the Tribe, the Borrower or its Restricted Subsidiaries;

(e) constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of the United States, as amended, or constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction;

(f) result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which the Tribe, the Borrower or any of its Restricted Subsidiaries is a party or by which the Tribe, the Borrower, its Restricted Subsidiaries or any of their Property is bound or affected; or

(g) require any consent or approval of any Governmental Authority, or any notice to, registration or qualification with any Governmental Authority, not heretofore obtained or obtained concurrently with the Closing Date (or, as to the Leasehold Mortgage, as hereafter may be obtained);

and the Tribe, the Borrower and its Restricted Subsidiaries are not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 6.02(f), in any respect that constitutes a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents. Except for any required consents of the U.S. Secretary of the Interior as to the Leasehold Mortgage (which consent is being requested concurrently with the execution and delivery of this Agreement if the Leasehold Mortgage is being executed concurrently herewith, but is not otherwise required), no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is required to authorize or permit under applicable Laws the execution, delivery and performance by the Tribe, the Borrower and its Restricted Subsidiaries of the Loan Documents to which they are parties.

6.04 Binding Effect. The Loan Documents to which the Borrower and its Restricted Subsidiaries are party have been executed and delivered by the Borrower and its Restricted Subsidiaries, as applicable. Each of the Loan Documents executed by the Tribe, the Borrower and its Restricted Subsidiaries constitute the legal, valid and binding obligations of the Tribe, the Borrower and its Restricted Subsidiaries, as applicable, enforceable against the Tribe, Borrower and its Restricted Subsidiaries, as applicable, in accordance with their terms.

6.05 Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments, Indebtedness and Recourse Obligations whether or not the Borrower is described as the borrower or obligor with respect thereto.

(b) The consolidated balance sheets of the Borrower and its Subsidiaries dated December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) As of the Closing Date, the Borrower and its Restricted Subsidiaries do not have any material liability or material contingent liability not reflected or disclosed in the financial statements described in Section 6.05(b) or the notes to the financial statements described in Section 6.05(a). Each financial statement of the Borrower which is hereafter delivered in accordance with Section 8.01 includes as liabilities of the Borrower, all then existing Recourse Obligations, whether or not the Borrower is described as the borrower or obligor with respect thereto. No Property which is not Authority Property is described as an asset of the Borrower or any of its Restricted Subsidiaries on any balance sheet or other financial statement of the Borrower provided to the Administrative Agent or the Lenders.

(d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. As of the date of each Borrowing made and each Letter of Credit issued subsequent to the Closing Date, no event or circumstance has occurred since the date of the Audited Financial Statements that constitutes a Material Adverse Effect.

(e) To the knowledge of each Senior Officer of the Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement, in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis.

6.06 Litigation. Except for (a) any matter fully covered (subject to applicable deductibles and retentions) by insurance and with respect to which the insurance carrier has not denied coverage, nor issued any denial of claim, nor any other statement that the claim is in excess of coverage, (b) any matter, or series of related matters, not fully covered by insurance (subject to applicable deductibles and retentions) involving a claim against the Borrower or its Restricted Subsidiaries which is, in the reasonable opinion of their legal counsel, in an amount less than $5,000,000, and (c) as of the Closing Date, matters set forth in Schedule 6.06, there are no actions, suits, proceedings or investigations pending as to which the Borrower or its Restricted Subsidiaries has been served or have received notice or, to the knowledge of each Senior Officer of the Borrower, threatened against or affecting the Borrower, its Restricted Subsidiaries or any of their Property before any Governmental Authority. There is no reasonable basis to believe that any of the matters described on Schedule 6.06 may result in or constitute a Material Adverse Effect.

6.07 No Default. No event has occurred and is continuing that is a Default or an Event of Default.

6.08 Ownership of Property; Liens. As of the Closing Date, the Borrower and its Restricted Subsidiaries have good and valid title to all the Authority Property reflected in the financial statements described in Section 6.05 other than immaterial items of Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, other than Liens permitted by Section 9.01 and Permitted Rights of Others, provided that title to the real property comprising a portion of Mohegan Sun is held by the United States in trust on behalf of the Tribe.

6.09 Environmental Compliance. Except as described in Schedule 6.09, neither the Borrower nor, to the knowledge of each Senior Officer of the Borrower, any predecessor in title or any third person at any time occupying or present on the Real Property at any time has disposed of, discharged, released or threatened the release of any material amount of Hazardous Materials on, from or under such real property in any manner that violates any Hazardous Materials Law except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect. Except as described in Schedule 6.09, no condition exists that violates any Hazardous Material Law affecting the Real Property except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect. Except as described in Schedule 6.09, the Real Property and each portion thereof is not and has not been utilized by the Borrower or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials, except as may not reasonably be expected to result in any material liability to the Borrower and its Subsidiaries. As of the Closing Date, the Real Property is in compliance with all Hazardous Materials Law, except as may not reasonably be expected to result in any material liability to the Borrower and its Subsidiaries. As of each date following the Closing Date, the Real Property is in compliance with all Hazardous Materials Laws, except to the extent that any non-compliance could not reasonably be expected to have a Material Adverse Effect. Except as described in Schedule 6.09, to the extent that any Hazardous Materials have been, or are, used, generated or stored by the Borrower or any of its Restricted Subsidiaries on any Real Property, or transported to or from such Real Property by the Borrower or any of its Restricted Subsidiaries, such use, generation, storage and transportation have been and are in compliance with all Hazardous Materials Laws except to the extent that any such non-compliance could not reasonably be expected to have a Material Adverse Effect

6.10 Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

6.11 Taxes. The Borrower and its Restricted Subsidiaries have filed all tax returns which are required to be filed, and has paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by the Borrower or a Restricted Subsidiary, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained.

6.12 ERISA Compliance. As of the Closing Date neither the Borrower nor any ERISA Affiliate maintains, contributes to or is required to contribute to any “employee pension benefit plan” that is subject to Title IV of ERISA.

6.13 Subsidiaries; Equity Interests. As of the Closing Date, Schedule 6.13 correctly sets forth the names, form of legal entity, number of shares of capital stock or other equity interests issued and outstanding, and the record owner thereof and jurisdictions of organization of all Subsidiaries of the Borrower and designates which Subsidiaries are Unrestricted Subsidiaries. All of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Restricted Subsidiary are owned directly or indirectly by the Borrower, there are no outstanding options, warrants or other rights to purchase capital stock of any such Restricted Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except for Liens permitted under Section 9.01.

6.14 Margin Regulations; Investment Company Act.

(a) No part of the proceeds of any Loan or other extension of credit hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any “margin stock” (as such term is defined in Regulations T, U and X of the FRB) in violation of Regulations T, U and X. The Borrower and its Subsidiaries are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying any such “margin stock.”

(b) Neither the Borrower, any Person Controlling the Borrower, the Tribe nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure. No written statement made by or on behalf of the Tribe, the Borrower or any of their Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated by this Agreement, or in connection with any Loan, Letter of

Credit or other Loan Document, contains any untrue statement of a material fact or omits a material fact necessary in order to make the statement made not misleading in light of all the circumstances existing at the date the statement was made. There is no fact known to the Borrower or its Restricted Subsidiaries (other than matters of a general economic nature or matters generally applicable to businesses of the types engaged in by the Borrower and its Restricted Subsidiaries) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Administrative Agent and the Lenders.

6.16 Compliance with Laws.

(a) Except for any consents of the Bureau of Indian Affairs of the types described in Section 6.03, the Borrower and its Restricted Subsidiaries are not subject to any Laws limiting or regulating their ability to incur Indebtedness for money borrowed, to grant Liens to secure their obligations with respect to such Indebtedness or to otherwise perform the Obligations.

(b) As of the Closing Date, the Borrower, its Restricted Subsidiaries and the Tribe are in material compliance with all applicable Gaming Laws.

(c) As of each date following the Closing Date, the Borrower, its Restricted Subsidiaries and the Tribe are in compliance with all applicable Gaming Laws, except for any failure to be in compliance that could not reasonably be expected to have a Material Adverse Effect.

6.17 Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 12.02.

6.18 Intangible Assets. The Borrower and its Restricted Subsidiaries own, or possess the right to use to the extent necessary in their business, all trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of the business of the Borrower and its Restricted Subsidiaries as now operated and which are material to the condition (financial or otherwise), business or operations of the Borrower and its Restricted Subsidiaries, and no such Intangible Asset conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

6.19 The Nature of the Borrower. All activities of the Tribe constituting or relating to the ownership and operation of gaming facilities (including all Class II and Class III gaming activities within the meaning of IGRA) included within Mohegan Sun and all activities of the Tribe constituting or relating to the ownership of hotel, restaurant, entertainment and resort facilities included within Mohegan Sun are conducted on behalf of the Tribe by the Borrower pursuant to the authority granted to the Borrower in the Gaming Authority Ordinance, other than the basketball operations carried on by, and the related assets owned by, the WNBA Subsidiary.

6.20 No Management Contract. Neither this Agreement nor the other Loan Documents, taken individually or as a whole, constitute “management contracts” or “management agreements” within the meaning of Section 12 of IGRA, or deprive the Borrower of the sole proprietary interest and responsibility of the conduct of gaming activity at Mohegan Sun.

6.21 Real Property Underlying Mohegan Sun. As of the Closing Date, Schedule 5.07 sets forth a summary description of all real property owned by the Tribe which is Authority Property, including all of the Real Property underlying the Mohegan Sun, and of all real property leasehold estates held by the Borrower from the Tribe, which summary is accurate and complete in all material respects. Schedule 6.21 sets forth a summary description of all real property owned by the Pocono Downs Subsidiaries. Except as set forth in Schedule 5.07, the leases creating such real property leasehold estates are in full force and effect and create a valid leasehold estate on the terms of such lease, and neither the Borrower nor the Tribe is in default or breach of any material provision thereof. The copies of such real property leases heretofore furnished to the Administrative Agent are true copies and there are no amendments thereto existing as of the Closing Date copies of which have not been furnished to the Administrative Agent. Under 25 U.S.C. § 177 such real property may not be encumbered by the Tribe or the Borrower without the consent of the United States of America; however consent to the Leasehold Mortgage has been requested prior to the execution and delivery of this Agreement. The Authority Property includes all real, mixed and personal property which is operationally integral to the on-reservation gaming activities of the Tribe.

6.22 Projections. As of the Closing Date, to the knowledge of each Senior Officer of the Borrower, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to the Tribe or the Borrower and no material assumption is omitted as a basis for the Projections, and the Projections are reasonably based on such assumptions. Nothing in this Section shall be construed as a representation, warranty or covenant that the Projections in fact will be achieved.

6.23 Employee Matters. There is no strike or work stoppage in existence or, to the Borrower’s knowledge, threatened involving the Borrower or any of its Restricted Subsidiaries that would constitute a Material Adverse Effect.

6.24 Security Interests. The Liens created by the Security Agreements are perfected and of first priority to the fullest extent that the same may be perfected by the filing of financing statements under the applicable state versions of the Uniform Commercial Code and the UCC Ordinance, to the extent applicable, or other applicable state Uniform Commercial Code with respect to each of the other Restricted Subsidiaries executing a Security Agreement. Following the date of the execution, delivery (and consent thereto by the U.S. Secretary of the Interior) and recordation of the Leasehold Mortgage, the Leasehold Mortgage creates a valid and perfected Lien in the collateral described therein securing the Obligations. Following the date of the execution, delivery and recordation of the Pocono Downs Mortgages, the Pocono Downs Mortgages create a valid and perfected Lien in the collateral described therein securing the Obligations of the applicable Pocono Downs Subsidiaries. The Pledge Agreement creates a valid Lien in the pledged collateral described therein and, upon delivery to the Administrative Agent of any certificated Equity Interest described therein and the filing of financing statements under the applicable state Uniform Commercial Code, all action necessary to perfect the Liens so created and to render them first priority Liens against the collateral secured thereby shall have been taken and completed. The Deposit Account Agreements create a valid and perfected Lien in the Operating Accounts securing the Obligations. Each of the Liens described in this Section are of first priority, subject only to Liens permitted under Section 9.01 and matters described in Schedule 9.01. Each of the other Collateral Documents creates a valid Lien on the collateral described therein, securing the Obligations.

6.25 Arbitration. To the extent that any dispute among the parties to the Loan Documents is initiated in or referred to the Tribal Court, (i) such court lacks discretion to refuse to compel arbitration among the parties to the dispute, and (ii) such court is obligated to honor and enforce any award by the arbitrator, without review of any nature by such court.

6.26 Deposit Accounts. The Borrower and its Restricted Subsidiaries do not maintain any Operating Account which is not listed on Schedule 6.26 or the existence of which has not been disclosed to the Administrative Agent and the Lenders in writing.

6.27 Tax Shelter Regulations. The Borrower does not intend to treat the Loan and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

6.28 Construction Plans and Budget.

(a) As of the Closing Date, the Borrower has delivered to the Administrative Agent and the Lenders Preliminary Construction Documents, which conceptually represent the anticipated manner in which the Projects are to be designed and constructed, and outlining the anticipated costs and timing of the Projects. It is acknowledged that the Preliminary Construction Documents are subject to change and refinement.

(b) By delivering the Construction Plans, Construction Budget and Construction Timetable for each Project pursuant to Section 8.01(c), and by delivery of each update thereto pursuant to Section 8.01(d), the Borrower represents and warrants that, to the knowledge of the Borrower as of the date of each such delivery, the Construction Plans, Construction Budget and Construction Timetables so delivered are (a) reasonably achievable, (b) include all material elements of the relevant Project, and (c) include all material costs incident to the design, development, equipping and other material required costs associated with the relevant Project, including “hard” and “soft” costs, fees and expenses.

ARTICLE VII

AFFIRMATIVE COVENANTS OF THE TRIBE

So long as any Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than the obligations referenced in Sections 3.01, 3.04, 3.05, 12.04 and 12.05), or any Letter of Credit shall remain outstanding, the Tribe shall, and shall cause the Borrower to unless the Administrative Agent (with the approval of the Required Lenders) otherwise consents:

7.01 Continual Operation of Mohegan Sun. Cause the Borrower to continuously operate the Mohegan Sun and refrain from conducting any gaming activities on the Tribe’s reservation near Uncasville, Connecticut (including without limitation all Class II and Class III gaming activities (as defined in IGRA)) through any Person, agency or instrumentality other than the Borrower.

7.02 Remittance of Available Cash Flow. Cause the Borrower, to the extent that Available Cash Flow exists, promptly and in any event within two Business Days following demand by the Administrative Agent (with such demand to be made only following the date upon which any such payment is due hereunder and has not been made by the Borrower), to remit to the Administrative Agent from Available Cash Flow all payments of principal, interest, fees and other amounts payable to the Creditors under the Loan Documents.

7.03 Sovereign Immunity; Jurisdiction and Venue. Refrain from asserting that the provisions of this Article and Sections 12.14, 12.15, 12.17 and 12.18 are not valid, binding and legally enforceable against the Tribe, the Borrower and its Restricted Subsidiaries, as applicable, and reaffirm in writing upon request the valid, binding and enforceable nature of the provisions of this Article and Sections 12.14, 12.15, 12.17 and 12.18.

7.04 The Lease and the Landlord Consent. Continuously abide by the terms of the Lease and the Landlord Consent in all material respects.

7.05 Preservation of Existence; Operation.

(a) Do all things necessary to maintain the existence of the Tribe as a federally recognized Indian Tribe under 25 C.F.R. Part 83 and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of Title 26 of the Code; and

(b) Continuously maintain the existence of the Borrower as a governmental instrumentality of the Tribe.

7.06 Ownership of Mohegan Sun and Pocono Downs; Management. Not form or acquire any corporation or other business entity for the purpose of directly or indirectly owning Mohegan Sun or any interest therein, or engage any manager for Mohegan Sun, provided that the Borrower shall be entitled to form one or more Restricted Subsidiaries for the purpose of owning or operating Authority Property (other than Mohegan Sun, which always shall be owned by a wholly-owned Restricted Subsidiary) to the extent that concurrently with their formation the provisions of Section 8.15 are satisfied.

7.07 Prohibited Transactions. Not knowingly accept any Distribution or other payment from the Borrower or its Restricted Subsidiaries the making of which is prohibited hereunder (the Tribe hereby agreeing that any such payment or Distribution, whether knowingly or unknowingly accepted, will be held by the Tribe in trust for the benefit of the Administrative Agent and the Lenders, and shall be paid forthwith over and delivered, upon the request of the Administrative Agent or the Borrower, to the Borrower), or enter into any transaction with the Borrower or any of its Restricted Subsidiaries which is prohibited by Section 9.08.

7.08 Amendments to Certain Documents.

(a) Not amend, modify or waive any term or provision of any Material Document, or waive any rights thereunder in any respect which is materially adverse to the interests of the Administrative Agent or the Lenders, provided that the UCC Ordinance provides and shall provide that any amendment to the Uniform Commercial Code as enacted from time to time by Connecticut shall be automatically incorporated in the Tribe’s Uniform Commercial Code.

(b) In any event, not consent to any amendment, modification, or waiver of any term or provision of any Material Document in any manner without thirty days’ prior written notice to the Lenders.

7.09 Impairment of Contracts; Imposition of Governmental Charges. The Tribe shall not:

(a) Adopt, enact, promulgate or otherwise place into effect any tribal Law which impairs or interferes, or could impair or interfere, in any manner, with any right or remedy of the Creditors, the Obligations of the Tribe or the Loan Parties under this Agreement or the other Loan Documents (it being understood and agreed that any such tribal Law which is adopted, enacted, promulgated or otherwise placed into effect without the consent of all of the Lenders shall, with respect to the Loan Documents, the rights and remedies of the Creditors thereunder, and the Obligations, be void and of no effect); or

(b) Demand, impose or receive any tax, charge, assessment, fee or other imposition (except as specifically contemplated by Sections 9.05, 9.06 or 9.08) or impose any regulatory or licensing requirement, against the Borrower, its Restricted Subsidiaries or their customers or guests, their operations or Authority Property (including, without limitation, Mohegan Sun or Pocono Downs), the Creditors, the employees, officers, directors, patrons or vendors of the Borrower and its Restricted Subsidiaries, other than (i) as provided in the Gaming Ordinance, (ii) charges upon the Borrower and the Restricted Subsidiaries to pay the actual and reasonable regulatory expenditures of the Mohegan Tribal Gaming Commission under the Gaming Ordinance, (iii) fees imposed on the Borrower and its Restricted Subsidiaries by the Commission under IGRA, (iv) the actual costs to the Tribe of services provided to the Borrower under the Town Agreement, and (v) sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other taxes imposed by the Tribe at rates which are not more onerous than corresponding or similar taxes which may be imposed by the State of Connecticut or local governments in the surrounding area, provided that the Tribe shall not impose any taxes which are the functional equivalent of property taxes, gross receipts or gross revenues taxes, business franchise taxes or income taxes upon the Borrower and its Restricted Subsidiaries, and any such taxes shall (x) be of general application to all similarly situated persons, (y) not be duplicative of payments made by the Borrower and its Restricted Subsidiaries for services provided by the Tribe to the Borrower and its Restricted Subsidiaries and permitted under Section 9.06(c), and (z) be rationally related to the overall tax policy of the Tribe.

7.10 Segregation of Authority Property. The Tribe shall not:

(a) Fail to segregate all Authority Property, including all funds and bank accounts, from the Property of the Tribe; or

(b) Commingle any Authority Property (including any funds or bank accounts) with any other Property of the Tribe or its Affiliates which is not Authority Property.

7.11 Trust Property. The Tribe shall not convey into trust with the federal government of the United States of America, to be held for the benefit of the Tribe or any of its Affiliates, any Authority Property other than interests in real property and improvements thereon associated with Mohegan Sun in the vicinity of Uncasville, Connecticut.

7.12 Liens on Authority Property. The Tribe shall not create, incur, assume or suffer to exist any Lien or other encumbrance upon Authority Property which is not permitted by Section 9.01.

7.13 Bankruptcy Matters; Etc.

(a) The Tribe will not enact any bankruptcy or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Creditors provided for in the Loan Documents;

(b) The Tribe will not, or permit the Borrower, its Restricted Subsidiaries or any of the Tribe’s representatives, political subunits, agencies, instrumentalities or councils to, exercise any power of eminent domain over the Mohegan Sun. Except as required by state or federal Law, the Tribe will not enact any statute, law, ordinance or rule that would have a material adverse effect upon the rights of the Creditors under the Loan Documents; and

(c) The Tribe agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of or with respect to the Borrower and its Restricted Subsidiaries, the Creditors shall be entitled to receive payment in full of all Obligations before any payment or distribution is made to the Tribe.

7.14 Impairment of Contracts. The Tribe agrees that any action taken in violation of Sections 7.08, 7.09 or 7.13 shall be deemed in contravention of Article XIV (entitled “Non-Impairment of Contracts”) of the Constitution.

ARTICLE VIII

AFFIRMATIVE COVENANTS OF THE BORROWER

So long as any Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than the obligations referenced in Sections 3.01, 3.04, 3.05, 12.04 and 12.05), or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 8.01, 8.02, and 8.03) cause each of its Restricted Subsidiaries to:

8.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended September 30, 2007), an audited consolidated balance sheet of the Borrower and its Restricted Subsidiaries (which may also include Unrestricted Subsidiaries and other Persons) as at the end of such Fiscal Year, and the related audited consolidated statements of income or operations, retained earnings, and cash flows for such Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably selected by the Borrower and reasonably acceptable to the Required Lenders, which report and opinion shall be prepared based on an audit conducted in accordance with GAAP as at such date, and which opinion shall be an unqualified opinion without additional explanatory or non-standard wording which the Required Lenders determine is unacceptable and with no limitation as to the scope of their audit and (ii) appropriate breakouts of the financial position and results of operations of Unrestricted Subsidiaries and other Persons whose assets or results of operations are included in such financial statements but are not Authority Property.

(b) as soon as available, but in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year of the Borrower (commencing with the Fiscal Quarter ended March 31, 2007), other than the fourth Fiscal Quarter of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries (which may also include Unrestricted Subsidiaries and other Persons) as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, retained earnings and cash flows for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended, all in reasonable detail, such consolidated statements to be certified by a Senior Officer of the Borrower as fairly presenting the financial condition, results of operations and changes in financial position or cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP (other than any requirement for footnote disclosures) consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments, together with breakouts of the financial position and results of operations of Unrestricted Subsidiaries or other Persons whose assets or results of operations are included in such financial statements but are not Authority Property.

(c) prior to the commencement of any significant construction activities in respect of a Project, the reasonably final Construction Plans, Construction Budget and Construction Timetable for that Project (all of which are subject to updating pursuant to the terms of this Agreement).

(d) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter ending after the commencement of significant construction activities in respect of a Project, the updated Construction Plans, Construction Budget and Construction Timetable (or a summary thereof reasonably acceptable to the Administrative Agent) for such Project and, if any changes thereto have resulted in a deferral of the projected date of the public opening of Mohegan Sun Phase III in a manner which would lengthen the period described in the definition of “Construction Period,” written notice of the change of such date.

8.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 8.01(a) and (b), commencing with the Fiscal Quarter ending March 31, 2007, a written discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries (which may also include Unrestricted Subsidiaries and other Persons) in reasonable detail, including in the case of any such report delivered in connection with the financial statements referred to in Section 8.01(a), an explanation of any material variance from operational results or balance sheet items contained in projections previously delivered to the Lenders;

(b) concurrently with the delivery of the financial statements referred to in Sections 8.01(a) and (b), a duly completed Compliance Certificate at the Borrower’s sole expense signed by the chief executive officer, chief operating officer or chief financial officer of the Borrower;

(c) as soon as practicable, and in any event within 45 days after the end of the fourth Fiscal Quarter in each Fiscal Year, a completed Pricing Certificate;

(d) as soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter ending prior to the date upon which both of the Projects are substantially complete and open for business to the general public (and in any during the Construction Period), (i) an In-Balance Certificate signed by the chief executive officer, chief operating officer or chief financial officer of the Borrower certifying that the In-Balance Test has been met as of the last day of such Fiscal Quarter, and (ii) a reconciliation of Capital Expenditures made in respect of each of the Projects to the then effective Construction Budget for such Project;

(e) as soon as practicable, and in any event within 20 days after the end of each calendar month, a monthly revenue report showing revenues for the prior calendar month associated with each gaming category, occupancy percentage, average hotel room rental rates experienced by the Mohegan Sun and Pocono Downs, to the extent applicable, during such monthly period and a breakout of the Mohegan Sun operations, Pocono Downs operations and any other material operations of the Borrower;

(f) as soon as practicable, and in any event within 90 days after the commencement of each Fiscal Year, consolidated projected financial statements by Fiscal Quarter through the end of the Construction Period, including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the Borrower, each of which shall be in reasonable detail and reasonably acceptable to the Administrative Agent and in any event shall include (i) the projected Distributions to be made to the Tribe by the Borrower, the amount of EBITDA projected for the remainder of the Construction Period, (iii) the amount of Interest Charges anticipated to be incurred during the Construction Period, and (iv) projected Capital Expenditures and Maintenance Capital Expenditures and a breakout by property and category.

(g) promptly following receipt thereof, copies of any detailed audit reports or recommendations submitted to the Tribe or the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Restricted Subsidiaries or any audit of the Borrower or any of its Restricted Subsidiaries;

(h) promptly following the filing thereof (i) copies of each monthly revenue report filed by the Borrower or any of its Restricted Subsidiaries (or by the Tribe in respect of its gaming operations or any Authority Property) with any Governmental Agency; and (ii) all reports which the Borrower is required to file with the National Indian Gaming Commission under 25 C.F.R. Part 514;

(i) promptly after the same are available, a copy of the Form 5500 series report of each Pension Plan maintained by the Borrower or any ERISA Affiliate as filed with the Internal Revenue Service for each Fiscal Year;

(j) promptly, such additional data and information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, the Mohegan Sun, Pocono Downs, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders may from time to time reasonably request; and

(k) such information concerning the Tribe, the Borrower and the Restricted Subsidiaries as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 8.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 8.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of the Tribe and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Each of the Tribe and the Borrower hereby agrees that so long as it is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or are actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

8.03 Notices. Promptly notify the Administrative Agent:

(a) and in any event within five Business Days after a Senior Officer of the Tribe or the Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, written notice specifying the nature and period of existence thereof and specifying what action the Tribe and the Borrower are taking or propose to take with respect thereto;

(b) as soon as practicable, and in any event not less than five Business Days (or, if acceptable to the Administrative Agent, a shorter period) prior to the proposed effective date thereof, written notice of any proposed amendment, modification or waiver of the terms and provisions of any of the Material Documents;

(c) Promptly upon a Senior Officer of the Borrower becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against the Borrower or its Restricted Subsidiaries that is, in the reasonable opinion of their independent legal counsel, $10,000,000 or more in excess of the amount thereof that is fully covered by insurance (subject to applicable deductibles and retentions), (ii) any creditor or lessor under a written credit agreement with respect to Indebtedness in excess of $10,000,000 or lease involving unpaid rent in excess of $10,000,000 has asserted a default thereunder on the part of the Borrower or its Restricted Subsidiaries, (iii) any Person commenced a legal proceeding with respect to a claim against the Borrower or its Restricted Subsidiaries under a contract that is not a credit agreement or lease in excess of $10,000,000, (iv) any labor union has notified the Borrower or its Restricted Subsidiaries of its intent to strike the Borrower or its Restricted Subsidiaries on a date certain, which strike could reasonably be expected to have a Material Adverse Effect, or (v) any other event or circumstance occurs or exists that would constitute a Material Adverse Effect, in each case a written notice describing the pertinent facts relating thereto and what action the Borrower is taking or propose to take with respect thereto;

(d) promptly after the Borrower has notified Administrative Agent of any intention by the Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(e) of the occurrence of any ERISA Event;

(f) of any material change in accounting policies or financial reporting practices by the Borrower or any Restricted Subsidiary;

(g) of the determination by the Registered Public Accounting Firm providing the opinion required under Section 8.01(a) (in connection with its preparation of such opinion) or the Borrower’s determination at any time of the occurrence or existence of any Internal Control Event.

Each notice pursuant to this Section 8.03 shall be accompanied by a statement of a Senior Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

8.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary.

8.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 9.04 or 9.05; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties, intellectual property and equipment used in the operation of its business in good working order and condition, subject to wear and tear in the ordinary course of business, except that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of the Borrower and its Restricted Subsidiaries shall not constitute a violation of this covenant; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) maintain its ownership of all intellectual property and licenses thereof necessary for the operation of Mohegan Sun and Pocono Downs; and (d) use the standard of care typical in the industry in the operation and maintenance of its facilities.

8.07 Maintenance of Insurance. (a) Maintain liability, casualty and other insurance with respect to itself and all Authority Property (subject to customary deductibles and retention) with responsible insurance companies against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower operates and, in any event, (i) workers’ compensation insurance, to the extent required to comply with all applicable state, territorial and United States laws and regulations, (ii) comprehensive general liability insurance with minimum limits of $2,000,000, (iii) umbrella liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $100,000,000 and (iv) property insurance protecting the Mohegan Sun and Pocono Downs for possible damage by fire, lightening, wind-storm other damage, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane and such other risks and hazards as are from time to time covered by an “all risk” policy or a property policy covering “special” causes of loss. The insurance referred to in clause (iv) shall provide coverage which is not less than (i) the Maximum Foreseeable Loss (as determined from time to time) in respect of the Mohegan Sun and related improvements and (ii) $1,500,000,000 in the aggregate in respect of the Mohegan Sun and the Pocono Downs and all related improvements and other Property with a deductible no greater than $500,000 (other than earthquake insurance for which the deductible may be up to 10% of the Maximum Foreseeable Loss).

(b) In any event, the Loan Parties shall maintain and keep in force, at all times during any period of construction of any Project or Material Project, and with respect to any property affected by such construction, a policy or policies of builder’s “all risk” insurance in nonreporting form in an amount not less than the full insurable completed value of such portion of the affected property on a replacement cost basis. All such insurance shall be carried through sound and reputable insurance companies.

(c) Each policy required by this Section shall name the Administrative Agent as an additional insured and mortgagee, and shall to the extent relevant, include a waiver of subrogation against the Administrative Agent and the Lenders, contain a provision that provides for a severability of interests, and shall provide that an act or omission by one of the insured shall not reduce or void coverage with respect to the other insureds, insure against loss or damage by hazards customarily included within “all risk” and “extended coverage” policies and any other risks or hazards which the Administrative Agent or the Required Lenders may reasonably specify (and shall include fire, sprinkler leakage, windstorm, hurricane, international and domestic acts of terrorism, earthquake, steam boiler, pressurized vessel and machinery insurance insuring both against breakdown and explosion or other losses to personal property resulting from the use or maintenance thereof), shall contain a Lender’s Loss Payable Endorsement in a form acceptable to the Administrative Agent in favor of the Administrative Agent and shall be primary and noncontributory with any other insurance carried by the Administrative Agent or the Lenders.

(d) The Loan Parties shall supply the Administrative Agent with certificates of each policy required hereunder, and, if requested, an original or underlyer of each such policy and all endorsements thereto. Prior to the expiration of any insurance policy required hereunder, the Loan Parties shall furnish the Administrative Agent with proof acceptable to the Administrative Agent that the policy has been reinstated, renewed or a new policy issued or continuing in force the insurance. If any Loan Party fails to pay any such premium, the Administrative Agent shall have the right, but not the obligation, to obtain reasonable replacement coverage and advance funds to pay the premiums for it on behalf of the Lenders. The Borrower shall repay the Administrative Agent immediately on demand for any advance for such premiums, which shall be considered to be an additional loan bearing interest from the date of demand at the Default Rate.

8.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

8.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower and its Restricted Subsidiaries, as the case may be.

8.10 Inspection Rights. Subject to applicable regulatory requirements, upon reasonable notice, at any time during regular business hours and as often as requested (but not so as to unreasonably interfere with the business of the Borrower and its Restricted Subsidiaries), permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, at the sole expense of the Borrower, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect Mohegan Sun, Pocono Downs and the other material properties of the Borrower and its Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and its Restricted Subsidiaries with any of its officers, key employees, and accountants, and, upon request, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the senior management of the Borrower.

8.11 Use of Proceeds. Use the proceeds of the Loans and Letters of Credit (a) to refinance all of the Loans outstanding under the Existing Loan Agreement on the Closing Date, and (b) to provide for working capital availability and other general purposes of the Borrower and its Restricted Subsidiaries, including without limitation (i) paying the costs and expenses associated with the design, development and construction of Mohegan Sun Phase III, (ii) paying the costs and expenses associated with the design, development and construction of Pocono Downs Phase II, (iii) the making of Distributions to the Tribe (to the extent not prohibited by Section 9.06), (iv) the repayment or prepayment of Indebtedness to the extent permitted by Section 9.09 and (v) making the other Capital Expenditures and Investments by the Borrower and its Restricted Subsidiaries not prohibited by this Agreement.

8.12 Hazardous Materials Laws. Keep and maintain the Real Property and each portion thereof in compliance in all material respects with all Hazardous Materials Laws and promptly advise Administrative Agent in writing of (a) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing pursuant to any applicable Hazardous Materials Laws, (b) any and all claims made or threatened in writing, and received by the Borrower, by any third party against the Borrower or the Real Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of the Tribe or the Borrower of any occurrence or condition on any real property adjoining or in the vicinity of the Real Property that could reasonably be expected to cause the Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Real Property under any Hazardous Materials Laws, provided that the good faith failure of the Borrower to comply with Hazardous Materials Laws shall not constitute a breach of the covenants in this Section 8.12 if (x) the Borrower is diligently attempting to comply therewith, and (y) such non-compliance would not have, individually or in the aggregate, a Material Adverse Effect.

8.13 Deposit and Brokerage Accounts. Within thirty days following the opening of each Operating Account, enter into and cause its Restricted Subsidiaries, except the WNBA Subsidiary, to enter into a Deposit Account Agreement with respect to each Operating Account hereafter established.

8.14 Continual Operation of Mohegan Sun. Continuously operate the Mohegan Sun substantially in the manner operated as of the Closing Date (or as contemplated on the Closing Date to be operated) and in any event in material compliance with the Gaming Ordinance, the Gaming Authority Ordinance all applicable Laws and the Compact, and refrain from conducting any gaming activities (including without limitation all Class II and Class III gaming activities (as defined in IGRA)) at any location on the Tribe’s current reservation near Uncasville, Connecticut, other than Mohegan Sun.

8.15 Future Subsidiaries and Collateral.

(a) Cause each Person which is at any time a Restricted Subsidiary to promptly execute and deliver to the Administrative Agent a guarantee of the Obligations, and Collateral Documents, similar in form and content (including without limitation exceptions and qualifications) to the Guaranties and Collateral Documents and otherwise reasonably acceptable to the Administrative Agent and any and all other documents reasonably required by the Administrative Agent in connection with the Loan Documents.

(b) Execute, and cause each of its Restricted Subsidiaries other than the WNBA Subsidiary to execute, and to deliver to the Administrative Agent, promptly upon request of the Administrative Agent, such Collateral Documents as are reasonably required by the Administrative Agent to create a valid and perfected Lien upon any material property which they hereafter acquire (excluding property not required to be encumbered by the existing Collateral Documents), provided that:

(1) Borrower and its Restricted Subsidiaries will not be required to pledge their respective interests under third-party management, development or other related agreements entered into by Borrower or its Restricted Subsidiaries with respect to third-party gaming facilities; and

(2) Borrower and its Restricted Subsidiaries will not be required to pledge their equity interests in any Person which is an Unrestricted Subsidiary or which is not wholly-owned, directly or indirectly, by the Tribe, Borrower or its Restricted Subsidiaries.

(c) Promptly deliver to the Administrative Agent in pledge all of the Equity Interests held by the Borrower and any of its Restricted Subsidiaries in any Person which hereafter becomes a Restricted Subsidiary, but not the Equity Interests in the WNBA Subsidiary.

(d) Promptly upon entering into architectural agreements with the architect of record, the construction contracts with the general contractor, and, if applicable, the construction management agreements with the construction manager, in each case related to Mohegan Sun Phase III and Pocono Downs Phase II, execute and to deliver to the Administrative Agent Collateral Assignments with respect to such agreements (including the executed consents of the counterparties to such agreements).

8.16 Leasehold Mortgage. If and to the extent that the necessary governmental approvals have not been obtained prior to the Closing Date, the Borrower shall continue to use its good faith reasonable efforts following the Closing Date to obtain all governmental approvals necessary for the Borrower’s execution and delivery of the Leasehold Mortgage to the Administrative Agent. If and when such approvals are obtained, the Borrower shall promptly (a) deliver the Leasehold Mortgage to Administrative Agent and (b) deliver to Administrative Agent an ALTA policy of title insurance with respect to the Leasehold Mortgage in form and substance substantially similar to the title insurance delivered in connection with the Existing Loan Agreement or, if different, otherwise satisfactory to Administrative Agent.

8.17 Construction Covenants; Plans, Budget and Timetable.

(a) Construct each of the Projects in material conformity with the Construction Plans and Construction Budget then in effect for that Project, as amended from time to time in accordance with the terms of this Agreement;

(b) Use commercially reasonable efforts to maintain a Construction Timetable for Mohegan Sun Phase III that allows the Borrower to achieve the Completion Date for Mohegan Sun Phase III not later than December 31, 2010; and

(c) Use commercially reasonable efforts to maintain a Construction Timetable for Pocono Downs Phase II that allows Downs Racing, L.P. to achieve the Completion Date for Pocono Downs Phase II not later than March 31, 2009.

ARTICLE IX

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than the obligations referenced in Sections 3.01, 3.04, 3.05, 12.04 and 12.05), or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

9.01 Liens; Negative Pledges. Create, incur, assume or suffer to exist any Lien upon any of the Authority Property, assets or revenues, whether now owned or hereafter acquired or suffer to exist any Negative Pledge with respect to any Authority Property other than the following:

(a) Liens and Negative Pledges pursuant to any Loan Document;

(b) Liens, Negative Pledges and Rights of Others existing on the date hereof and listed on Schedule 9.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 9.03(e);

(c) Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.01(h) or (i);

(d) Liens and Negative Pledges securing Indebtedness permitted under Section 9.03(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(e) Liens and Negative Pledges in respect of assets of the WNBA Subsidiary in favor of WNBA, LLC or its designees to secure obligations of the WNBA Subsidiary under the WNBA Agreements;

(f) Permitted Encumbrances and Permitted Rights of Others; and

(g) Rights of others granted pursuant to the WNBA Agreements consisting of the right to use the Mohegan Sun Arena for scheduled home games of the Connecticut Sun and related basketball activities.

9.02 Investments. Make any Investments, except:

(a) Investments in the form of Cash Equivalents;

(b) Investments consisting of payroll advances to employees of the Borrower and its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

(c) Investments in the WNBA Subsidiary, the Pocono Downs Subsidiaries and Mohegan Ventures-Northwest, LLC provided that such Investments are not increased unless otherwise permitted hereunder;

(d) Investments in the WNBA Subsidiary, the Pocono Downs Subsidiaries, Mohegan Ventures-Northwest, LLC and its other Restricted Subsidiaries to the extent in compliance with Section 7.06, provided that the aggregate Investments in the WNBA Subsidiary shall not exceed $50,000,000;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) other Investments, the aggregate outstanding amount of which does not exceed, as of the date of the making of any such Investment, the sum of:

(1) $150,000,000, plus

(2) 25% of EBITDA for the then most recently ended twelve month period ending on the last day of a Fiscal Quarter for which the Borrower has delivered a Compliance Certificate or Pricing Certificate; plus,

(3) if both the Completion Date for Mohegan Sun Phase III has occurred and giving effect to such Investment, the Pro Forma Total Leverage Ratio is less than 5.50:1.00; an additional $100,000,000;

provided that the Investments made pursuant to this clause (f) in Persons whose primary business is not the conduct of gaming activities shall not exceed $50,000,000 in the aggregate at any one time outstanding;

(g) Investments in Swap Contracts with Acceptable Swap Counterparties in respect of Indebtedness having an aggregate notional amount not to exceed $700,000,000 at any one time outstanding;

(h) Investments consisting of Property received in connection with any Permitted Disposition; and

(i) the Investment contemplated in connection with the Permitted Transaction.

Without limitation on the foregoing provisions of this Section, the Tribe or the Borrower may form or acquire one or more Persons for the purpose of conducting gaming, including, without limitation, Class II and Class III gaming activities (as defined in IGRA) at locations which are not a part of the Tribe’s reservation, provided that: (i) the financial position and results of operations of any such Person shall not be reflected in the financial statements of Borrower which are delivered to the Lenders from time to time except to the extent that either (A) such Persons are Restricted Subsidiaries, or (B) as to Unrestricted Subsidiaries or other Persons the assets of which are not Authority Property, concurrently with the delivery of such financial statements, the Borrower provides the Administrative Agent and the Lenders with appropriate breakouts of the financial position and results of operations of each such Unrestricted Subsidiary or Person whose financial position and results of operations are reflected in such financial statements; (ii) the holders of Indebtedness and Contingent Obligations of such Persons shall not have or obtain recourse, contractual or otherwise, to the assets and revenues of the Borrower or any of its other Restricted Subsidiaries, (iii) the assets of such Persons which are Unrestricted Subsidiaries shall not be deemed to constitute Authority Property, (iv) to the extent formed or acquired by Borrower, rather than by the Tribe, any Investments of the Borrower in such Persons shall be in compliance with the provisions of this Section, (v) no such Person which is not a Restricted Subsidiary shall be obligated to issue any guaranty of the Obligations or any Collateral Documents, and (vi) no portion of the Capital Expenditures which the Borrower is permitted to make pursuant to Section 7.15 shall be made in respect of the Property of any such Persons which are not Restricted Subsidiaries, provided that any such Person shall be free to make its own Capital Expenditures using funds which are the subject of permitted Investments by Borrower pursuant to this Section 9.02.

9.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) existing Indebtedness under the Existing Senior Indenture, and additional or replacement unsecured senior Indebtedness of the Borrower which has no amortization prior to the date which is one year after the Maturity Date, a final maturity which is not less than one year later than the Maturity Date, and is subject to agreements having covenants and defaults which are substantially similar to the covenants applicable to senior obligations contained in the Existing Senior Indenture as in effect on the date of this Agreement (as determined by the Administrative Agent in its reasonable discretion), provided that the aggregate principal amount of all Indebtedness outstanding under this clause (b) shall not exceed $500,000,000 at any time;

(c) the Indebtedness outstanding as of the Closing Date under the Existing Senior Subordinated Indentures;

(d) additional subordinated obligations (i) that are incurred when no Default or Event of Default has occurred or would result from the incurrence thereof (without the requirement of any approval by the Required Lenders), have no amortization prior to the date which is one year after the Maturity Date, have a final maturity which is not less than one year later than the Maturity Date, and have subordination provisions, covenants and defaults which are substantially similar to those contained in the Borrower’s Existing Senior Subordinated Notes due 2015 (as determined by the Administrative Agent in its reasonable discretion), or (ii) the incurrence of which is approved by the Required Lenders;

(e) Indebtedness outstanding on the date hereof and listed on Schedule 9.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;

(f) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract subject to the limitations in Section 9.02(g);

(g) Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 9.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000,000;

(h) Contingent Obligations of Borrower consisting of a guarantee of the obligations of the WNBA Subsidiary under the WNBA Agreements, and additional Contingent Obligations of the Borrower in respect of obligations of the WNBA Subsidiary, provided that the aggregate amount of the obligations supported by such Contingent Obligations, plus the Capital Expenditures permitted pursuant to Section 9.17(d) shall not exceed $50,000,000; and

(i) unsecured Recourse Obligations, including Contingent Obligations, in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(j) other Contingent Obligations in respect of Indebtedness in an aggregate principal amount not to exceed $100,000,000 at any time outstanding, or if lower, the maximum principal amount which may be demanded under such Contingent Obligations; and

(k) Indebtedness assumed in connection with the Permitted Transaction.

9.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person and provided that the WNBA Subsidiary may not merge with any other Guarantor unless such other Guarantor shall be the continuing or surviving Person; and

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor other than the WNBA Subsidiary.

9.05 Dispositions of Property Associated with Mohegan Sun. Make any Disposition or enter into any agreement to make any Disposition of any assets comprising Mohegan Sun, except:

(a) Permitted Dispositions made when no Default or Event of Default exists or would result therefrom; and

(b) Dispositions of Property specifically contemplated by Sections 9.04, 9.06, 9.08 or 9.09.

9.06 Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in cash or other Property, except:

(a) Priority Distributions;

(b) Distributions made during any calendar month which (i) are in an aggregate amount which, when added to the Priority Distributions made during such calendar month, do not exceed $4,000,000, (ii) are in an aggregate amount which does not exceed Available Cash Flow for the immediately preceding calendar month; (iii) which after giving effect thereto do not result in a Pro Forma Fixed Charge Coverage Ratio which is less than 1.00:1.00, (iv) which are made when no payment default in respect of any Recourse Obligations exists, and (v) are made when no Default or Event of Default then in existence has remained continuing for a period in excess of one Fiscal Quarter;

(c) Distributions consisting of payments to the Tribe for governmental services provided to the Borrower or any of its Restricted Subsidiaries by the Tribe or any of its representatives, political subunits, councils, agencies or instrumentalities, in each case to the extent included in the calculation of EBITDA or included in Capital Expenditures pursuant to Section 9.17 (including charges for utilities, police and fire department services, health and emergency medical services, gaming commission and surveillance services, gaming disputes court and legal services, workers compensation and audit committee services, human resources services, finance and information technology services, construction, development and environmental related services, rental or lease agreements, the pro rata portion of Tribal Council costs and salaries attributable to the operations of the Borrower, and similar pro rata costs of other tribal departments, in each case, to the extent that the costs of such departments are reasonably attributable to the operations of the Borrower), provided that such payments are not duplicative of taxes imposed by the Tribe upon the Borrower and its operations;

(d) additional Distributions to the Tribe made when no Default or Event of Default exists or would result therefrom, which are (i) made during any calendar month in an amount not to exceed Available Cash Flow for the immediately preceding calendar month, and (ii) do not result in the Pro Forma Fixed Charge Coverage Ratio being less than the required ratio set forth in Section 9.13(c);

(e) Distributions consisting of cash or other Property received by the Borrower from the WNBA Subsidiary or any other Subsidiary of the Borrower; and

(f) Distributions contemplated in connection with the Permitted Transaction.

9.07 Change in Nature of Business. Engage in any material business which is not fundamentally related to the operation of Mohegan Sun, Pocono Downs or the business of the Restricted Subsidiaries (which may include off-reservation gaming and other non-gaming activities on or in the general area of the Tribe’s reservation in the vicinity of Uncasville, Connecticut), use any material Authority Property for a purpose which is not permitted by this Agreement, or make any fundamental change to the nature of the business operations of the Borrower and its Restricted Subsidiaries, taken as a whole.

9.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower other than (a) employment of enrolled tribal members, and the immediate family members of tribal members, on terms consistent with the past practices of the Borrower (including the payment of employment bonuses in accordance with past practices), (b) transactions involving Property having an aggregate value of not more than $2,000,000 for all such transactions, (c) transactions which are on commercially reasonable terms entered into with Native American suppliers and vendors in accordance with the affirmative action provisions of the Tribe’s Employment Rights Ordinance (in the case of any such transactions or series of related transactions involving more than $2,000,000, on terms disclosed to the Lenders), (d) other transactions on terms at least as favorable to the Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, the terms of which are disclosed to the Lenders in writing, (e) transactions pursuant to the Relinquishment Agreement, (f) transactions with the WNBA Subsidiary contemplated by the WNBA Agreements, (g) transactions amongst the Borrower and its Restricted Subsidiaries, or amongst Restricted Subsidiaries, in each case which are not prohibited under Section 9.02, and (h) Distributions expressly permitted under Section 9.06 and (i) the Permitted Transaction.

9.09 Prepay Other Obligations. Prepay any principal (including sinking fund payments), interest or any other amount with respect to any Senior Notes or Subordinated Obligations, or purchase or redeem (or offer to purchase or redeem) any Senior Notes or Subordinated Obligations, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Senior Notes or Subordinated Obligations will be paid when due or otherwise provide for the defeasance of any Senior Notes or Subordinated Obligations, provided that if no Default or Event of Default exists or would result therefrom, Borrower may:

(a) Prepay from any source all or any portion of the remaining principal balance of approximately $16,345,000 of the 8-3/8% Senior Subordinated Notes due 2011 issued under the Indenture dated as of July 26, 2001 between the Borrower and U.S. Bank National Association (formerly State Street Bank and Trust Company), as Trustee;

(b) prepay any Senior Notes to the extent that such prepayment is made using the proceeds of (i) unsecured Senior Notes hereafter issued pursuant to Section 9.03(b) concurrently with the issuance of such Senior Notes (it being understood that any premiums, related costs of issuance, tender offer and solicitation and other transaction costs may concurrently be paid from Available Cash Flow), or (ii) unsecured Subordinated Obligations hereafter issued pursuant to Section 9.03(d); and

(c) prepay any Subordinated Obligations to the extent that such prepayment is made using the proceeds of unsecured Subordinated Obligations hereafter issued pursuant to Section 9.03(d) concurrently with the issuance of such Subordinated Obligations (it being understood that any premiums, related costs of issuance, tender offer and solicitation and other transaction costs may concurrently be paid from Available Cash Flow).

9.10 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability of any Restricted Subsidiary to make Distributions to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor; or (b) prohibits the granting of any Lien to secure the Obligations or conditions the granting of a Lien to secure the Obligations upon the grant of a Lien to secure the obligations of the Borrower or any of its Subsidiaries to the beneficiary of that Contractual Obligation.

9.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

9.12 Authority Expenditures. Use any Authority Property for a purpose which is not related to the business of the Borrower or its Restricted Subsidiaries or specifically permitted hereby, expend any funds constituting Authority Property for any purpose which does not directly or indirectly benefit the Borrower and its Restricted Subsidiaries, or make any Capital Expenditure using funds of the Borrower or its Restricted Subsidiaries or other Authority Property except to add to, further improve, maintain, repair, restore or refurbish Mohegan Sun and Related Businesses.

9.13 Financial Covenants.

(a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Fiscal Quarter described in the matrix below, to exceed, subject to Section 9.13(d) below, the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Ratio
March 31, 2007 through June 30, 2007	5.00:1.00

September 30, 2007 and December 31, 2007	5.50:1.00

March 31, 2008 and June 30, 2008	5.75:1.00

September 30, 2008 and December 31, 2008	6.00:1.00

March 31, 2009	6.25:1.00

June 30, 2009 through March 31, 2010	6.75:1.00

June 30, 2010	6.50:1.00

September 30, 2010	6.00:1.00

December 31, 2010 and March 31, 2011	5.50:1.00

June 30, 2011 and September 30, 2011	5.00:1.00

December 31, 2011 and thereafter	4.75:1.00

(b) Senior Leverage Ratio. Permit the Senior Leverage Ratio, as of the last day of any Fiscal Quarter described in the matrix below, to exceed, subject to Section 9.13(d) below, the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Ratio
March 31, 2007 through June 30, 2007	2.00:1.00

September 30, 2007 and December 31, 2007	2.25:1.00

March 31, 2008 and June 30, 2008	2.75:1.00

September 30, 2008 and December 31, 2008	3.00:1.00

March 31, 2009	3.25:1.00

June 30, 2009 through March 31, 2010	3.75:1.00

June 30, 2010 and September 30, 2010	3.50:1.00

December 31, 2010 through June 30, 2011	3.00:1.00

September 30, 2011 and thereafter	2.50:1.00

(c) Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter ending following the Closing Date described below to be less than, subject to Section 9.13(d) below, the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Ratio
March 31, 2007 through June 30, 2009	1.10:1.00

September 30, 2009 through June 30, 2010	1.05:1.00

September 30, 2010 and thereafter	1.10:1.00

(d) Deferral Option. In order to accommodate any delay in the completion of Mohegan Sun Phase III or Pocono Downs Phase II, at any time prior to December 31, 2007, the Borrower shall have a one-time option to delay, for either one Fiscal Quarter or two Fiscal Quarters, each of the subsequent step-ups and step-downs for the applicable financial ratios set forth in Sections 9.13(a), (b) and (c) above. The Borrower may exercise this option by providing the Administrative Agent written notice of its election to exercise this option prior to December 31, 2007, which notice shall be irrevocable upon the Administrative Agent’s receipt thereof. If not exercised by the Borrower prior to December 31, 2007, this option shall expire, time being of the essence of this covenant.

9.14 Hostile Tender Offers. Use the proceeds of the Loans or any funds of the Borrower or any of its Restricted Subsidiaries to directly or indirectly finance any offer to purchase or acquire, or to consummate a purchase or acquisition of, 5% or more of the capital stock of any corporation or other business entity if the board of directors or management of such corporation or business entity has notified the Borrower or any of its Restricted Subsidiaries that it opposes such offer or purchase.

9.15 Deposit Accounts. Fail, within thirty days following the opening of each Operating Account, to execute and deliver to the Administrative Agent a Deposit Account Agreement granting Liens in such Operating Account.

9.16 WNBA Subsidiary Operations and Indebtedness. The Borrower will not permit the WNBA Subsidiary to enter into any substantial operations other than the operation of a WNBA franchise, nor permit the WNBA Subsidiary to own any substantial assets other than the WNBA franchise and the assets related to its operations. The Borrower and its other Restricted Subsidiaries will not, either directly or indirectly, be liable for any obligations of the WNBA Subsidiary, or have any continuing obligations to the Women’s National Basketball Association or its Affiliates, other than (a) obligations of the Borrower to honor scheduled arena dates for home games of the WNBA franchise and related basketball activities, and (b) obligations under the Borrower’s guarantee of the WNBA Subsidiary’s obligations under the WNBA Agreements.

9.17 Capital Expenditures. Make, or become legally obligated to make, any Capital Expenditure other than:

(a) Capital Expenditures made during the term of this Agreement in respect of Mohegan Sun Phase III in an aggregate amount not to exceed $800,000,000, excluding capitalized interest;

(b) Capital Expenditures made during the term of this Agreement in respect of Pocono Downs Phase II in an aggregate amount not to exceed $200,000,000, excluding capitalized interest and excluding, to the extent characterized as a Capital Expenditure, the $50,000,000 license fee payments previously paid to the Commonwealth of Pennsylvania;

(c) Maintenance Capital Expenditures in an aggregate amount not to exceed $125,000,000 in any Fiscal Year;

(d) Capital Expenditures made during the term of this Agreement for or for the benefit of the WNBA Subsidiary in an aggregate amount which does not exceed $15,000,000;

(e) Capital Expenditures made during the term of this Agreement in respect of the Mohegan Sun, including cost overruns or scope changes with respect to Mohegan Sun Phase III or for Related Businesses in an aggregate amount which does not exceed $125,000,000; and

(f) other Capital Expenditures made during the term of this Agreement (excluding any Capital Expenditures associated with Mohegan Sun Phase III), in an aggregate amount which does not exceed $25,000,000 (which, by way of example, may be used for cost-overruns or scope increases related to Pocono Downs Phase II).

9.18 Construction Covenants; Plans, Budget and Timetable.

(a) Fail to construct each of the Projects in material conformity with the Construction Plans and Construction Budget for that Project, as amended from time to time in accordance with the terms of this Agreement;

(b) Fail to promptly inform the Administrative Agent and the Lenders in writing of any circumstance or event that occurs which may reasonably be expected to significantly delay the completion of any Project or cause the Borrower to be unable to satisfy the In-Balance Test;

(c) Amend the Construction Budget for either of the Projects in any manner which would increase the overall amount of such Construction Budget unless the Borrower has previously delivered (or concurrently therewith delivers) to the Administrative Agent an In-Balance Certificate demonstrating that, giving effect to the proposed increase in such Construction Budget, the In-Balance Test will be satisfied, together with supporting calculations in reasonable detail;

(d) Amend the Construction Plans to delete any of the elements of a Project for which the budgeted cost is in excess of $25,000,000 without the written approval of the Administrative Agent;

(e) Fail to permit reasonable access on not less than one Business Day’s notice to the Borrower to each of the Projects and any Material Projects to the Administrative Agent, the Lenders and their representatives.

9.19 Tax Exempt Loans. At any time when any Tax Exempt Loans are outstanding:

(a) Fail to take all actions within its control necessary to maintain, or permit any other Person to take any action which would have the result of adversely affecting, the status of (i) the interest on each Tax Exempt Loan as not includable in the gross income of the Lenders for federal income tax purposes, and (ii) each Tax Exempt Loan as not an “arbitrage bond” under Section 148 of the Code.

(b) Use, permit the use of, or omit to use Gross Proceeds or any other amounts (or any property the acquisition, construction or improvement of which is to be financed directly or indirectly with Gross Proceeds) in a manner that if made or omitted, respectively, would cause the interest on the Tax Exempt Notes to fail to be excluded, pursuant to section 103(a) of the Code, from the gross income of the owner thereof for federal income tax purposes. Without limiting the generality of the foregoing, unless and until Borrower receives a written opinion of counsel to the effect that failure to comply with such covenant will not adversely affect the exclusion from gross income of the interest on the Tax Exempt Notes, Borrower shall comply with each of the specific covenants in this Section.

(c) Except as would not cause the Tax Exempt Notes to become “private activity bonds” within the meaning of section 141 of the Code and the Tax Regulations and rulings thereunder:

(i) fail to require that one or more state or local governmental agencies (including Indian tribal governments or subdivisions thereof) exclusively own, operate and possess all property the acquisition, construction or improvement of which is to be financed or refinanced directly or indirectly with Gross Proceeds of the Tax Exempt Notes, or use or permit the use of such Gross Proceeds (including all contractual arrangements with terms different than those applicable to the general public) or any property acquired, constructed or improved with such Gross Proceeds in any activity carried on by any nongovernmental Person, unless such use is solely as a member of the general public; or

(ii) permit the direct or indirect imposition of any charge or other payment on or by any non-governmental person or entity (other than a member of the general public) who is treated as using Gross Proceeds of the Tax Exempt Notes or any property the acquisition, construction or improvement of which is to be financed or refinanced directly or indirectly with such Gross Proceeds, other than taxes of general application within the Tribe or interest earned on investments acquired with such Gross Proceeds pending application for their intended purposes.

Borrower understands and acknowledges that “use” of Gross Proceeds may arise by reason of an ownership, lease, or management arrangement with respect to the financed property or, more generally, by reason of any arrangement that provides to a nongovernmental Person any rights, priorities or other special legal entitlements with respect to any financed property different from those enjoyed by members of the general public. Borrower shall not permit any nongovernmental Person to lease any portion of any financed property, or to provide services with respect to a function of any financed property unless the arrangement for such services satisfies the guidelines set forth in Revenue Procedure 97-13 (pertaining to “qualified management contracts”), unless Borrower shall first have obtained the opinion of counsel that such arrangements will not adversely affect the exclusion pursuant to section 103(a) of the Code of interest on the Tax Exempt Notes from the gross income of the owners thereof.

(d) Except as would not cause the Tax Exempt Notes to become a “private activity bond” within the meaning of section 141 of the Code and the Tax Regulations and rulings thereunder, use or permit the use of Gross Proceeds to make or finance loans to any person or entity other than a state or local government (including Indian tribal governments or subdivisions thereof). For purposes of this clause (d), such Gross Proceeds are considered to be “loaned” to a person or entity if: (1) property acquired, constructed or improved with such Gross Proceeds is sold or leased to such person or entity in a transaction that creates a debt for federal income tax purposes; (2) capacity in or service from such property is committed to such person or entity under a take-or-pay, output or similar contract or arrangement; or (3) indirect benefits, or burdens and benefits of ownership, of such Gross Proceeds or any property acquired, constructed or improved with such Gross Proceeds are otherwise transferred in a transaction that is the economic equivalent of a loan.

(e) Except as would not cause the Tax Exempt Notes to become an “arbitrage bond” within the meaning of section 148 of the Code and the Tax Regulations and rulings thereunder, at any time prior to the later of the final stated maturity of the Tax Exempt Notes or the date on which the last Tax Exempt Loan is finally repaid not directly or indirectly invest or permit the investment of Gross Proceeds in any Appropriate Investment, if as a result of such investment the Yield of any Appropriate Investment acquired with Gross Proceeds of that issue of Tax Exempt Notes, whether then held or previously disposed of, would materially exceed the Yield of the Tax Exempt Notes within the meaning of said section 148.

(f) Except to the extent permitted by section 149(b) of the Code and the Tax Regulations and rulings thereunder, take or omit to take, or permit, any action that would cause the Tax Exempt Notes to be “federally guaranteed” within the meaning of section 149(b) of the Code and the Tax Regulations and rulings thereunder.

(g) Fail to timely file or cause to be filed any information required by section 149(e) of the Code with respect to each Tax Exempt Loan with the Secretary of the Treasury on Form 8038-G or such other form and in such place as the Secretary may prescribe.

(h) Except to the extent otherwise provided in section 148(f) of the Code and the Tax Regulations and rulings thereunder:

(i) Fail to account for all Gross Proceeds of each issue of Tax Exempt Notes (including all receipts, expenditures and investments thereof) on its books of account separately and apart from all other funds (and receipts, expenditures and investments thereof) or fail to retain all records of accounting for at least six years after the day on which the last Tax Exempt Loan is repaid. However, to the extent permitted by law and this Agreement, Borrower may commingle Gross Proceeds with other money of Borrower, provided that Borrower separately accounts for each receipt and expenditure of Gross Proceeds and the obligations acquired therewith;

(ii) Fail to calculate the Rebatable Amount in accordance with rules set forth in section 148(f) of the Code and the Tax Regulations and rulings thereunder, records of which Borrower shall maintain with its official transcript of proceedings relating to the issuance of the Tax Exempt Loans until six years after the final Computation Date;

(iii) Fail to make rebate payments at the times and in the amounts as are or may be required by section 148(f) of the Code and the Tax Regulations and rulings thereunder, if any, which payments shall be accompanied by Form 8038-T or such other forms and information as is or may be required by section 148(f) of the Code and the Tax Regulations and rulings thereunder; or

(iv) Fail to exercise reasonable diligence to assure that no errors are made in the calculations and payments required by paragraphs (ii) and (iii), or if an error is discovered, to promptly correct such error within a reasonable amount of time thereafter (and in all events within one hundred eighty days after discovery of the error), including payment to the United States of any additional Rebatable Amount owed to it, interest thereon, and any penalty imposed under section 1.148-3(h) of the Tax Regulations.

(i) Except to the extent permitted by section 148 of the Code and the Tax Regulations and rulings thereunder, fail prior to the earlier of the stated maturity of the Tax Exempt Notes or the date on which the last Tax Exempt Loan is repaid to enter into any transaction that reduces the amount required to be paid to the United States pursuant to clause (h) of this Section because such transaction results in a smaller profit or a larger loss than would have resulted if the transaction had been at arm’s length and had the Yield of the Tax Exempt Notes not been relevant to either party.

(j) Fail to designate an appropriate officer of Borrower to make elections permitted or required pursuant to the provisions of the Code or the Tax Regulations, as such representative (after consultation with counsel) deems necessary or appropriate in connection with the Tax Exempt Notes, in a Tax Certificate or similar or other appropriate certificate, form or document.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

10.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within two Business Days after demand therefor, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within three Business Days after demand therefor, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in Sections 8.01, 8.02 or 8.03 or Article IX, the Tribe fails to perform or observe any term, covenant or agreement contained in Article VII, or any failure to comply with Section 8.03(a) that is materially adverse to the interest of the Administrative Agent or the Lenders; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed within thirty Business Days after the giving of notice by the Administrative Agent at the request of the Required Lenders of such Default; or

(d) Representations and Warranties. Any representation or warranty made in any Loan Document, or in any certificate delivered pursuant to any Loan Document, shall be materially incorrect when made or reaffirmed (or, in the case of the representations and warranties contained in Sections 5.13 and 6.24, proves to be incorrect at any time) in any respect that is materially adverse to the interests of the Administrative Agent or the Lenders; or

(e) Cross-Default. (i) At any time (A) the Borrower or any Restricted Subsidiary fails to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money greater than or equal to $50,000,000, or any guaranty of present or future indebtedness for borrowed money greater than or equal to the $50,000,000, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (B) the Borrower or any Restricted Subsidiary fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future indebtedness for borrowed money constituting Recourse Obligations of greater than or equal to $50,000,000, or of any guaranty of present or future indebtedness for borrowed money constituting Recourse Obligations of greater than or equal to $50,000,000, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or (ii) at any time (A) the Tribe fails to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money constituting Recourse Obligations of greater than or equal to $50,000,000, or any guaranty of present or future indebtedness for borrowed money constituting Recourse Obligations of greater than or equal to

$50,000,000, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (B) the Tribe fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any such present or future indebtedness for borrowed money of greater than or equal to $50,000,000, or of any guaranty of any such present or future indebtedness for borrowed money of greater than or equal to $50,000,000, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than $50,000,000; or (iv) any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligations due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligations; or the trustee for, or any holder of, Subordinated Obligations breaches any subordination provision applicable to such Subordinated Obligations; or

(f) Insolvency Proceedings, Etc. The Tribe, the Borrower or any Material Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Material Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Authority Property and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Material Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $50,000,000; (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect (unless the Tribe or Borrower has deposited the amount of the monetary award associated with such judgment into a court escrow pending determination of an appeal); or

(i) Judgments against the Tribe. There is entered against the Tribe one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the $50,000,000 which entitles the judgment creditor to exercise any rights in respect of any Authority Property or the revenues of the Mohegan Sun (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect (unless the Tribe or Borrower has deposited the amount of the monetary award associated with such judgment into a court escrow pending determination of an appeal); or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any Material Restricted Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the $50,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the $50,000,000; or

(k) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event, in the reasonable opinion of the Required Lenders, is materially adverse to the interests of the Lenders; or the Tribe or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or the Tribe or any Loan Party denies that it has any or further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(l) A final judgment is entered by a court or other tribunal which purports to be of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or

(m) The Tribe at any time ceases to be a federally recognized Indian Tribe; or

(n) The Borrower ceases to be a wholly-owned instrumentality of the Tribe, managed and controlled by the Tribe; or

(o) The occurrence of any casualty or other similar event or circumstance in respect of the Mohegan Sun which results in the failure of the Borrower to have any material portion of Mohegan Sun open to conduct Class II or Class III gaming activities for any reason for more than ten consecutive days to the extent that such failure results in a Material Adverse Effect; the occurrence of any casualty or other similar event or circumstance in respect of the Pocono Downs which results in the failure of the Borrower and its Restricted Subsidiaries to have any material portion of Pocono Downs open to conduct gaming activities then permitted under the Pennsylvania Race Horse Development and Gaming Act for any reason for more than twenty consecutive days to the extent that such failure results in a Material Adverse Effect.

10.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

10.03 Application of Funds. After the exercise of remedies provided for in Section 10.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 10.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations (including without limitation Secured Swap Contracts), ratably among the Lenders and the L/C Issuer (and, in the case of any Secured Swap Contracts, any relevant Affiliates of any Lenders that are counterparties thereto) in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and amounts owing under Secured Swap Contracts, ratably among the Lenders, the L/C Issuer and the Secured Swap Contract counterparties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE XI

ADMINISTRATIVE AGENT

11.01 Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

11.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Tribe, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Tribe, the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01 and 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Tribe or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

11.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

11.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of Joint Lead Arrangers or Co-Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.04(i) and (j), 2.10 and 12.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

11.10 SNDA’s. The Administrative Agent and the Lenders hereby confirm that each SNDA executed in connection with the Existing Credit Agreement shall be deemed to remain in full force and effect. The Administrative Agent is hereby authorized by the Lenders, without notice to or consent from the Lenders, to execute and deliver SNDA’s in favor of any tenant of the Borrower at the Mohegan Sun, Pocono Downs or any other property.

11.11 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.01(i); and

(c) to release any Guarantor from its obligations under its Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section 11.11.

ARTICLE XII

MISCELLANEOUS

12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Tribe, the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Tribe, the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 10.02) without the written consent of such Lender, except as provided in Section 2.14;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Revolving Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 12.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the Aggregate Credit Exposures then in effect within each of the following classes of commitments, Loans and other Credit Extensions: (i) the class consisting of the Revolving Commitment, (ii) the class consisting of the Term Loans and (iii) the class consisting of the Tax Exempt Loans. For purposes of this clause, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations shall be deemed to be held by such Lender.

(f) to amend, modify or waive the provisions of the definitions of “Available Cash Flow” or amend or modify Section 9.09, Article VII, Sections 10.01(f), 10.01(o), this Section, or Sections 12.14, 12.15, 12.17 or 12.18;

(g) change Section 2.14 or Section 10.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(h) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(i) release all or substantially all of the value of the Guaranties, taken as a whole, without the written consent of each Lender; or

(j) release all or substantially all of the collateral in any transaction or series of related transactions without the written consent of each Lender provided that the Pocono Downs Mortgages and other Liens upon Pocono Downs and associated property may be released in connection with any Permitted Disposition thereof;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Commitment of such Lender may not be increased or extended without the consent of such Lender.

12.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Tribe, the Borrower, its Restricted Subsidiaries, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Tribe, the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Tribe’s, the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Tribe, the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Tribe, the Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Tribe, the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent including the allocated cost of any internal counsel to the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan

Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Tribe, the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Tribe, the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Tribe, the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Tribe, the Borrower or such Loan Party has obtained judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, but without affecting Borrower’s reimbursement obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

12.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

12.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Tribe, the Borrower nor any other Loan

Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case of any assignments of a Revolving Commitment or Revolving Loans not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(C) in any case of any assignments of Term Loans or Tax Exempt Loans, the principal outstanding balance of the Term Loans or Tax Exempt Loans (as applicable) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) or (b)(i)(C) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) in respect of the Revolving Commitments, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender holding a Revolving Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such Lender;

(C) in respect of the Term Loans or the Tax Exempt Loans, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and

(D) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Revolving Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Revolving Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Revolving Loan by an SPC hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Revolving Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Revolving Loans to any rating agency, commercial paper dealer or provider of any surety or Contingent Obligation or credit or liquidity enhancement to such SPC.

(i) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

12.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10 Counterparts; Integration; Effectiveness. This Agreement (and any of the other Loan Documents) may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

12.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered by the Tribe or any Loan Party pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

12.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, or if any Lender does not consent to a requested waiver or amendment hereof that requires the approval of all of the Lenders and which is consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower or the replacement Lender shall have paid to the Administrative Agent the assignment fee specified in Section 12.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

12.14 Governing Law. Except to the extent otherwise expressly provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Laws of Connecticut, without regard to the conflicts of law provisions of the Laws of Connecticut, provided however, that if and only to the extent that any security interest granted to the Administrative Agent for the benefit of the Lenders pursuant to this Agreement or any other Loan Document shall be deemed exempt from the provisions of Article 9 of the Uniform Commercial Code of the State of Connecticut, C.G.S. § 42a-9 101, et seq., by virtue of the Borrower being a governmental entity, then such security interest shall be governed by the corresponding provisions of Article 9 of the Tribe’s Uniform Commercial Code, as adopted by the UCC Ordinance. The Borrower and each other party hereto each hereby consents to the application of Connecticut civil law to the construction, interpretation and enforcement of this Agreement and the other Loan Documents, and to the application of Connecticut civil law to the procedural aspects of any suit, action or proceeding relating thereto, including but not limited to legal process, execution of judgments and other legal remedies, except for any procedural matters governed by or relating to the conduct of arbitration under Section 12.15.

12.15 Arbitration Reference.

(a) Mandatory Arbitration. At the option of the Administrative Agent (exercised in accordance with consent of the Required Lenders), the Borrower, any of its Restricted Subsidiaries or, to the extent it is a party to any such controversy or claim, the Tribe, any controversy or claim between or among the parties arising out of or relating to this Agreement, the other Loan Documents or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association (“AAA”). The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(b) Provisional Remedies, Self-Help and Foreclosure. No provision of this section shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference. At the Required Lenders’ option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

(c) Limitation. This Section shall not be construed to require arbitration by the Creditors of any disputes which now exist or hereafter arise amongst themselves which do not involve the Tribe, the Borrower or any of the Restricted Subsidiaries and are not related to this Agreement and the Loan Documents.

(d) Specific Enforcement Representation. Each party to this Agreement severally represents and warrants to the other parties that this Section 12.15 is specifically enforceable against such party by the other parties.

12.16 PURPORTED ORAL AMENDMENTS. THE TRIBE, THE BORROWER AND THE CREDITORS EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 12.01. EACH OF THE

TRIBE AND BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ANY CREDITOR THAT DOES NOT COMPLY WITH SECTION 12.01 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

12.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.18 WAIVER OF SOVEREIGN IMMUNITY; CONSENT TO JURISDICTION.

(a) THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES THE SOVEREIGN IMMUNITY OF THE BORROWER AND EACH OF ITS RESTRICTED SUBSIDIARIES (AND ANY DEFENSE BASED THEREON) FROM ANY SUIT, ACTION OR PROCEEDING OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, EXERCISE OF CONTEMPT POWERS, OR OTHERWISE) IN ANY FORUM, WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, PROVIDED THAT (1) THE WAIVER CONTAINED IN THIS CLAUSE (A) IS EXPRESSLY LIMITED TO ACTIONS AGAINST THE BORROWER AND ITS RESTRICTED SUBSIDIARIES AND (2) ANY RECOVERY UPON ANY JUDGMENT RESULTING THEREFROM SHALL BE LIMITED TO RECOVERY AGAINST THE AUTHORITY PROPERTY, INCLUDING THE REVENUES OF THE BORROWER AND ITS RESTRICTED SUBSIDIARIES.

(b) THE TRIBE HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ITS OWN SOVEREIGN IMMUNITY (APPLICABLE TO ITSELF AS AN INDIAN TRIBAL NATION) (AND ANY DEFENSE BASED THEREON) FROM ANY SUIT, ACTION OR PROCEEDING OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, EXERCISE OF CONTEMPT POWERS, OR OTHERWISE) WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF THE TRIBE SET FORTH IN ARTICLE V, THE COVENANTS OF THE TRIBE SET FORTH IN ARTICLE VII, AND EACH PROVISION OF SECTION 10.01 WHICH RELATES TO AN EVENT OF

DEFAULT CAUSED BY THE TRIBE’S BREACH OF ANY SUCH REPRESENTATION, WARRANTY OR COVENANT, IT BEING EXPRESSLY UNDERSTOOD THAT (1) THE WAIVERS AND CONSENTS CONTAINED IN THIS CLAUSE (B) ARE NOT LIMITED TO ACTIONS AGAINST THE BORROWER AND ITS RESTRICTED SUBSIDIARIES, (2) ANY ACTION DESCRIBED IN THIS CLAUSE (B) MAY BE BROUGHT AGAINST THE TRIBE, AND (3) ANY RECOVERY UPON ANY JUDGMENT RESULTING FROM ANY SUCH ACTION MAY BE HAD AGAINST THE ASSETS AND REVENUES OF THE TRIBE IN A MANNER CONSISTENT WITH SECTION 12.19.

(c) EACH OF THE TRIBE AND BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CONNECTICUT AND THE COURTS OF THE UNITED STATES SITTING IN THE STATE OF CONNECTICUT.

(d) THE WAIVERS AND CONSENTS DESCRIBED IN THIS SECTION SHALL INURE TO THE BENEFIT OF THE CREDITORS AND EACH OTHER PERSON WHO IS ENTITLED TO THE BENEFITS OF THE LOAN DOCUMENTS (INCLUDING WITHOUT LIMITATION THE INDEMNITEES REFERRED TO IN SECTION 12.04). SUBJECT TO SECTION 12.19 THE CREDITORS AND SUCH OTHER PERSONS SHALL HAVE AND BE ENTITLED TO ALL AVAILABLE LEGAL AND EQUITABLE REMEDIES, INCLUDING THE RIGHT TO SPECIFIC PERFORMANCE, MONEY DAMAGES AND INJUNCTIVE OR DECLARATORY RELIEF. THE WAIVERS OF SOVEREIGN IMMUNITY AND CONSENTS TO JURISDICTION CONTAINED IN THIS SECTION ARE IRREVOCABLE.

12.19 Lender Covenant. In any action or proceeding against the Borrower or any of its Restricted Subsidiaries to enforce the Loan Documents which is not also an action or proceeding against the Tribe, the Creditors agree that they shall have no recourse to the Tribe or to its property which is not Authority Property. In any action or proceeding to enforce the Loan Documents which includes the Tribe, the Creditors agree that they shall, to the extent then permitted by applicable Law, take commercially practicable steps to enforce any claim for damages awarded to the Creditors by any court, tribunal, arbitrator or other decision maker against the Borrower or the Authority Property prior to taking general recourse to the Tribe or any Property thereof which is not Authority Property. The provisions of this Section shall not be construed (a) to create any recourse on the part of the Creditors against the Tribe, the property of the Tribe which is not Authority Property or revenues except for any breach of the Tribe’s own representations, warranties and covenants set forth in Articles V and VII, or (b) to require exhaustion by the Creditors of any remedies against the Borrower, its Restricted Subsidiaries or the Authority Property prior to having recourse, in the proper case, against the Tribe and its property which is not Authority Property.

12.20 PREJUDGMENT REMEDY WAIVER. Each of the Tribe and the Borrower represents, warrants and acknowledges that the transaction of which this Agreement is a part is a commercial transaction and not a consumer transaction. Monies now or in the future to be advanced to or on behalf of the Borrower and its Restricted Subsidiaries are not and will not be used for personal, family or household purposes.

THE BORROWER ACKNOWLEDGES THAT IT HAS THE RIGHT UNDER SECTION 52-278a, ET SEQ., OF THE CONNECTICUT GENERAL STATUTES, SUBJECT TO CERTAIN LIMITATIONS, TO NOTICE OF AND HEARING ON THE RIGHT OF THE CREDITORS TO OBTAIN A PREJUDGMENT REMEDY, SUCH AS ATTACHMENT, GARNISHMENT OR REPLEVIN, UPON COMMENCING ANY LITIGATION AGAINST THE BORROWER. NOTWITHSTANDING SUCH RIGHT, THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER TO WHICH IT MIGHT OTHERWISE HAVE THE RIGHT UNDER SAID STATUTE OR UNDER ANY OTHER STATE OR FEDERAL STATUTE OR CONSTITUTION IN CONNECTION WITH THE OBTAINING BY THE CREDITORS OF ANY PREJUDGMENT REMEDY IN CONNECTION WITH THIS AGREEMENT. THE BORROWER FURTHER CONSENTS TO THE ISSUANCE OF ANY PREJUDGMENT REMEDIES WITHOUT A BOND AND AGREES NOT TO REQUEST OR FILE MOTIONS SEEKING TO REQUIRE THE POSTING OF A BOND UNDER PUBLIC ACT 93-431 IN CONNECTION WITH THE CREDITORS’ EXERCISE OF ANY PREJUDGMENT REMEDY. THE BORROWER ALSO WAIVES ANY AND ALL OBJECTION WHICH IT MIGHT OTHERWISE ASSERT, NOW OR IN THE FUTURE, TO THE EXERCISE OR USE BY THE CREDITORS OF ANY RIGHT OF SETOFF, REPOSSESSION OR SELF HELP AS MAY PRESENTLY EXIST UNDER STATUTE OR COMMON LAW. THIS SECTION SHALL NOT BE CONSTRUED IN DEROGATION OF THE RIGHTS OF THE TRIBE UNDER SECTION 12.19.

12.21 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Tribe, the Borrower and each other Loan Party acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Tribe, the Borrower and each other Loan Party, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, and the Tribe, the Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Joint Lead Arrangers is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Tribe, the Borrower or any other Loan Party; (iii) neither the Administrative Agent nor the Joint Lead Arrangers has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Tribe, the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Joint Lead Arrangers have advised or are currently advising the Tribe, the Borrower or any other Loan Party on other matters) and neither the Administrative Agent nor the Joint Lead Arrangers has any obligation to the Tribe, the Borrower or any other Loan Party with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Tribe, the Borrower or the other Loan Parties, and neither the Administrative Agent nor the Joint Lead Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Joint Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Tribe, the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Tribe, the Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

12.22 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

12.23 Time of the Essence. Time is of the essence of the Loan Documents.

12.24 Designation as Senior Debt. The Borrower hereby irrevocably designates the Obligations as “Designated Senior Indebtedness” and “Designated Senior Secured Indebtedness” as such terms are defined in the Relinquishment Agreement and irrevocably designates the Obligations as “Designated Senior Indebtedness” as such term is defined in the Senior Subordinated Indentures.

12.25 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

12.26 Release of Liens. At any time any Loan Party sells or otherwise disposes of an asset to the extent permitted by the Loan Documents, the Administrative Agent shall, subject to receiving any requested confirmation from the Lenders pursuant to Section 11.11, cause each such asset to be released from the Lien of the applicable Collateral Documents and agrees to take all such actions, including the execution of release instruments, amendments to UCC filings and other instruments, as any Loan Party may reasonably request to evidence such release, all at the Borrower’s sole expense.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Mitchell Grossinger Etess
Name:	Mitchell Grossinger Etess
Title:	Chief Executive Officer

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (for the limited purpose of joining Articles V and VIII, and Sections 12.14 through 12.25, as applicable)

By:	/s/ Bruce S. Bozsum
Name:	Bruce S. Bozsum
Title:	Chairman of Management Board

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Maurice E. Washington
Name:	Maurice E. Washington
Title:	Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ Brian D. Corum
Name:	Brian D. Corum
Title:	Senior Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

CITIZENS BANK OF CONNECTICUT, as a Lender

By:	/s/ Clifford Mellor
Name:	Clifford Mellor
Title:	Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ Dianne M. Scott
Name:	Dianne M. Scott
Title:	Managing Director

By:	/s/ Gill Realon
Name:	Gill Realon
Title:	Director

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Peitty Chou
Name:	Peitty Chou
Title:	Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

BANK OF SCOTLAND, NEW YORK BRANCH, as a Lender

By:	/s/ Joseph Frayus
Name:	Joseph Frayus
Title:	First Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

CITICORP NORTH AMERICA, INC., as a Lender

By:	/s/ Jeffrey Rothman
Name:	Jeffrey Rothman
Title:	Managing Director

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By:	/s/ Werner Schmidbauer
Name:	Werner Schmidbauer
Title:	Senior Vice President

By:	/s/ Karla Wirth
Name:	Karla Wirth
Title:	Assistant Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

CIT LENDING SERVICES CORPORATION, as a Lender

By:	/s/ Anthony Holland
Name:	Anthony Holland
Title:	Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brendan A. Lawlor
Name:	Brendan A. Lawlor
Title:	Senior Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

HSH NORDBANK AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Paul Verdi
Name:	Paul Verdi
Title:	Vice President

By:	/s/ David Lopez Menendez
Name:	David Lopez Menendez
Title:	Senior Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Mark Sparrow
Name:	Mark Sparrow
Title:	Director, Execution

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

SUMITOMO MITSUI BANKING
CORPORATION, as a Lender

By:	/s/ Shigeru Tsuru
Name:	Shigeru Tsuru
Title:	Joint General Manager

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

THE GOVERNOR AND COMPANY OF THE
BANK OF IRELAND, as a Lender

By:	/s/ Daniel McAneny
Name:	Daniel McAneny
Title:	Authorized Signatory

By:	/s/ Barry Heraty
Name:	Barry Heraty
Title:	Authorized Signatory

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

COMERICA BANK,
as a Lender

By:	/s/ Kevin T. Urban
Name:	Kevin T. Urban
Title:	Assistant Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

DEUTSCHE BANK TRUST COMPANY
AMERICAS, as a Lender

By:	/s/ Alex Johnson
Name:	Alex Johnson
Title:	Managing Director

By:	/s/ Linda Wang
Name:	Linda Wang
Title:	Director

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

TD BANKNORTH, N.A., as a Lender

By:	/s/ James R. Riley
Name:	James R. Riley
Title:	Senior Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

ALLIED IRISH BANKS, PLC, as a Lender

By:	/s/ John F. Farrace
Name:	John F. Farrace
Title:	Director of Corporate Banking N.A.

By:	/s/ Eanna P. Mulkere
Name:	Eanna P. Mulkere
Title:	Assistant Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

NATIONAL CITY BANK,
as a Lender

By:	/s/ Russell H. Liebetrau, Jr.
Name:	Russell H. Liebetrau, Jr.
Title:	Senior Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

PEOPLE’S BANK, as a Lender

By:	/s/ George F. Paik
Name:	George F. Paik
Title:	Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

SOVEREIGN BANK, as a Lender

By:	/s/ David Hawthorne
Name:	David Hawthorne
Title:	Assistant Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

BANK HAPOALIM, as a Lender

By:	/s/ Shaun Breidbart
Name:	Shaun Breidbart
Title:	Vice President

By:	/s/ Charles McLaughlin
Name:	Charles McLaughlin
Title:	Senior Vice President

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]

NATIVE AMERICAN BANK, N.A.,
as a Lender

By:	/s/ Nathan Bell
Name:	Nathan Bell
Title:	Chief Credit Officer

[Mohegan Tribal Gaming Authority Credit

Agreement Signature Page]